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Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

THE WW GROUP, INC.,

THE WW GROUP EAST L.L.C.,

THE WW GROUP WEST L.L.C.,

CUIDA KILOS, S.A. de C.V.,

WEIGHT WATCHERS NORTH AMERICA, INC.

and

WEIGHT WATCHERS INTERNATIONAL, INC.

Dated as of March 31, 2003

i

		(x)	Affiliate Transactions	22
		(y)	Compensation of Management Employees	22
		(z)	Bankruptcy	23
		(aa)	Stockholders	23
		(bb)	Retained Franchise Ownership	23
		(cc)	Affiliates	23
	4.2	Representations and Warranties of Buyer and WWI		23
		(a)	Due Organization; Good Standing and Power	23
		(b)	Authorization and Validity	23
		(c)	Governmental Approvals; No Conflict	23
		(d)	Brokers' Fees	24
	4.3	Survival of Representations		24
5.	Agreements			24
	5.1	Access to Information		24
	5.2	Conduct of the Business		25
	5.3	Further Actions		26
	5.4	Antitrust Improvements Act		26
	5.5	Notification		27
	5.6	No Inconsistent Action		27
	5.7	No Solicitation		27
	5.8	Franchise Agreements		27
	5.9	No Solicitation of Employees		28
	5.10	Payment of Annual Compensation and Bonuses		28
	5.11	Covenant Not to Compete		28
	5.12	Employment Matters		28
	5.13	Change of Name		29
	5.14	Additional Non-Competition Agreement		29
	5.15	Retained Business		29
	5.16	South Carolina Right of First Refusal		29
6.	Conditions Precedent			30
	6.1	Conditions Precedent to Obligations of Parties		30
		(a)	No Injunction, etc.	30
		(b)	Antitrust Matters	30
	6.2	Conditions Precedent to Obligations of Buyer and WWI		30
		(a)	Accuracy of Representations and Warranties of the Companies	30
		(b)	Performance of Obligations	31
		(c)	Officer's Certificate	31
		(d)	Absence of Certain Changes	31
		(e)	Opinions	31
		(f)	Non-Competition Agreement	31
		(g)	Transition Services Agreement	31
		(h)	Guarantees	31
		(i)	No Litigation	31
		(j)	WWI's Bank Consent	31
		(k)	Funding	31
		(l)	Lien Search	31
		(m)	Consents, etc.	31
		(n)	Actions and Proceedings	31
		(o)	Closing Deliveries	32

	6.3	Conditions Precedent to the Obligations of the Companies	32
		(a) Accuracy of Representations and Warranties	32
		(b) Performance of Obligations	32
		(c) Officer's Certificate	32
		(d) Actions and Proceedings	32
		(e) Opinion	32
		(f) Closing Deliveries	32
		(g) No Litigation	32
7.	Employees and Employee Benefits		33
	7.1	Offer of Employment	33
8.	Termination		33
	8.1	Termination of Agreement	33
	8.2	No Liabilities in Event of Termination	33
9.	Indemnification		33
	9.1	Indemnity by the Companies	33
	9.2	Buyer and WWI Indemnity	34
	9.3	Procedures for Indemnification	34
	9.4	Additional Agreements	35
	9.5	Limits on Indemnification	35
	9.6	Other Limitations on Indemnification	36
	9.7	Remedies Exclusive	36
10.	Option with Respect to Mexico Franchise		36
	10.1	Option	36
	10.2	No Transfers	37
	10.3	Cooperation; Further Assurances	37
11.	Miscellaneous		37
	11.1	Public Announcements	37
	11.2	Expenses	37
	11.3	Transfer Taxes and Recording Expenses	38
	11.4	Notices	38
	11.5	Entire Agreement	39
	11.6	Binding Effect	39
	11.7	Bulk Sales Law	39
	11.8	Assignability	39
	11.9	No Third Party Beneficiaries	39
	11.10	Amendment; Waiver	39
	11.11	Confidentiality	40
	11.12	Schedules	41
	11.13	Section Headings; Table of Contents	41
	11.14	Severability	41
	11.15	Counterparts	41
	11.16	APPLICABLE LAW; JURISDICTION; VENUE	41
	11.17	Further Assurances	41
	11.18	Other Franchise Agreements	41
	11.19	Time of Essence	41

SCHEDULES

Schedule 1(a)	—	Franchise Agreements
Schedule 1(b)	—	Transferred Franchise Agreements
Schedule 2.1(b)	—	Transferred Contracts, Agreements and Purchase Commitments
Schedule 2.1(c)	—	Transferred Leases
Schedule 2.2(i)	—	Excluded Equipment
Schedule 2.2(j)	—	Excluded Tangible Personal Property
Schedule 2.2(o)	—	Intellectual Property
Schedule 2.6(c)	—	Common Contracts
Schedule 3.2	—	Purchase Price Allocation
Schedule 3.7	—	Shared Assets
Schedule 4.1	—	Employees with Knowledge
Schedule 4.1(a)	—	Unqualified Jurisdictions
Schedule 4.1(c)	—	Consents, Approvals, etc.
Schedule 4.1(d)	—	Financial Information
Schedule 4.1(d)(iii)	—	Affiliate Expenses, etc.
Schedule 4.1(e)	—	Real Property Owned; Assets
Schedule 4.1(f)(i)	—	Contracts, Agreements, Commitments, etc.
Schedule 4.1(f)(ii)	—	Leases
Schedule 4.1(f)(iii)	—	Licenses, Permits and Franchises
Schedule 4.1(f)(iv)	—	Intellectual Property
Schedule 4.1(g)	—	Paid Attendance and Enrollments
Schedule 4.1(h)	—	Legal Actions
Schedule 4.1(i)	—	Insurance
Schedule 4.1(j)	—	Closings, Layoffs, Early Retirement, etc.
Schedule 4.1(k)	—	Defects in Patents, Trademarks and Similar Rights
Schedule 4.1(l)	—	Government Licenses, Permits and Related Approvals
Schedule 4.1(m)	—	Compliance with Law and Requirements
Schedule 4.1(n)	—	Employee Benefit Programs
Schedule 4.1(p)	—	Absence of Certain Changes or Events
Schedule 4.1(r)	—	Environmental Matters
Schedule 4.1(s)	—	Entire Business
Schedule 4.1(t)	—	Tax Matters
Schedule 4.1(u)	—	Subsidiaries of Sellers
Schedule 4.1(x)	—	Affiliate Transactions
Schedule 4.1(y)	—	Compensation of Management Employees
Schedule 4.1(aa)	—	Stockholders
Schedule 4.1(bb)	—	Retained Franchise Ownership
Schedule 4.1(cc)	—	Affiliates
Schedule 4.2(c)	—	Consents, Approvals, etc.
Schedule 5.2(d)	—	Modified Subscription Fees, Activity Fees or Rebates
Schedule 5.2(e)	—	Permitted Contracts
Schedule 5.12	—	Retained Employees
Schedule 6.2(m)	—	Required Consents

EXHIBITS

Exhibit A-1	—	Form of Assumption Agreement
Exhibit A-2	—	Form of Real Property Assumption Agreement
Exhibit B	—	Form of Tax Affidavit
Exhibit C	—	Form of Non-Competition Agreement
Exhibit D	—	Form of Guarantee
Exhibit E	—	Form of Opinion of Honigman Miller Schwartz and Cohn LLP
Exhibit F	—	Form of Opinion of Special New York Counsel to the Companies
Exhibit G	—	Form of Opinion of Special Pennsylvania Counsel to WWG
Exhibit H	—	Form of Opinion of Special Mexico Counsel to Cuida
Exhibit I	—	Form of Transition Services Agreement
Exhibit J	—	Form of Opinion of Robert W. Hollweg
Exhibit K	—	Form of Opinion of Simpson Thacher & Bartlett
Exhibit L	—	Form of Opinion of Hunton & Williams

v

        ASSET PURCHASE AGREEMENT, dated as of March 31, 2003, by and among THE WW GROUP, INC., a Pennsylvania corporation ("WWG"), THE WW GROUP EAST L.L.C., a Michigan limited liability company ("WWG East"), THE WW GROUP WEST L.L.C., a Delaware limited liability company ("WWG West" and, together with WWG and WWG East, the "Sellers"), CUIDA KILOS, S.A. de C.V., a Mexican corporation ("Cuida" and, together with the Sellers, the "Companies"), WEIGHT WATCHERS NORTH AMERICA, INC., a Delaware corporation ("Buyer"), and WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation ("WWI" and, together with the Companies and the Buyer, the "Parties").

W I T N E S S E T H:

        WHEREAS, the Companies are franchisees of WWI, authorized exclusively to conduct Weight Watchers classes for weight reduction and control ("Classes") in certain franchise areas (such franchise territories are collectively referred to herein as the "Territories"), granted pursuant to the several Franchise Agreements between WWI and the Companies listed on Schedule 1(a) hereto (collectively, the "Franchise Agreements"), and the Companies own and operate the business of conducting Classes in the Territories;

        WHEREAS, Buyer is a wholly-owned subsidiary of WWI;

        WHEREAS, upon and subject to the terms and conditions set forth herein, Buyer desires to buy and the Sellers desire to sell the franchise areas numbered 11, 23, 39, 40, 60, 64, 73 and 77 (the territories specified therein are collectively referred to herein as the "Transferred Territories") granted pursuant to the several Franchise Agreements between WWI and each of the respective Sellers listed on Schedule 1(b) hereto (collectively, the "Transferred Franchise Agreements") under which the Sellers own and operate the business of conducting Classes in the Transferred Territories (the "Transferred Franchises"), and other assets in connection therewith, except, however, for the Excluded Assets, and Buyer is willing to assume certain specified related liabilities and obligations of the Sellers, all as hereinafter set forth; and

        WHEREAS, the Companies desire to retain franchise areas numbered 20, 70, 82, 87, 120, 132 and 302 (the territories specified therein are collectively referred to herein as the "Retained Territories") and the Companies will continue to own and operate the business of conducting Classes in the Retained Territories (the "Retained Franchises") and certain other assets in connection therewith.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the Parties hereto, it is hereby agreed as follows:

1.    Definitions.    The following terms shall have the following respective meanings:

        "Acquisition Proposal" means any offer, proposal or indication of interest for the acquisition of (including by merger or other business combination) (i) any of the capital stock or other securities of any Company or (ii) any of the assets (including the Assets) of any Company other than a sale of inventory in the ordinary course of business consistent with past practice or solely with respect to the Excluded Assets (other than assets owned by or used in the operations of Cuida), in each case, other than in a transaction contemplated by this Agreement.

        "Actions" has the meaning ascribed thereto in Section 4.1(h).

        "Adjustment Payment Date" has the meaning ascribed thereto in Section 3.3(d).

        "Affiliate" means a Person, which directly or indirectly, alone or through one or more intermediaries, controls, or is controlled by, or is under common control with a specified Person.

        "Agreement" means this Agreement by and among the Companies, Buyer and WWI as originally executed and delivered, as the same may be amended or supplemented in accordance with the provisions hereof.

        "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

        "Antitrust Improvements Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Assets" has the meaning ascribed thereto in Section 2.1.

        "Assumed Liabilities" has the meaning ascribed thereto in Section 2.5.

        "Assumption Agreements" has the meaning ascribed thereto in Section 2.5.

        "At Goal-S.C." has the meaning ascribed thereto in Section 5.16(a).

        "Basket Amount" has the meaning ascribed thereto in Section 9.5.

        "Benefit Arrangement" has the meaning ascribed thereto in Section 4.1(n).

        "Business" means the business of Sellers, including, without limitation, the business of conducting Classes in the Territories and the sale of products and publications.

        "Buyer" has the meaning ascribed thereto in the recitals to this Agreement.

        "Cash" means all cash in currency and all cash on deposit and immediately available for withdrawal.

        "Cash Equivalents" means certificates of deposit, money market funds rated at least A-1 by Moody's Investors Services, Inc. or P-1 by Standard & Poor's Corporation, Treasury bills and similar instruments, including, without limitation, repurchase agreements secured thereby.

        "Central Inventory" means all Inventory (as defined below), other than Inventory physically located at a meeting location or in a meeting leader's possession and Inventory with specific design characteristics that make it useful only in a specific Territory.

        "Classes" has the meaning ascribed thereto in the recitals to this Agreement.

        "Closing" means the closing of the transactions contemplated by this Agreement.

        "Closing Date" has the meaning ascribed thereto in Section 3.1.

        "COBRA" has the meaning ascribed thereto in Section 4.1(n).

        "Code" means the Internal Revenue Code of 1986, as amended and as in effect from time to time, regulations promulgated thereunder and any law which shall have been a predecessor or shall be a successor thereto.

        "Common Contracts" has the meaning specified in Section 2.6(c).

        "Companies" has the meaning ascribed thereto in the recitals to this Agreement.

        "Conclusive Statement" has the meaning ascribed thereto in Section 3.3(c).

        "Confidential Information" has the meaning ascribed thereto in Section 11.11(a).

        "Confidentiality Agreement" has the meaning ascribed thereto in Section 11.5.

        "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties, other than Governmental Approvals.

        "Customer Contracts" means all agreements (including Prepaid Fees) with third parties relating to attendance at Classes in the Transferred Territories in effect on the Closing Date, including, without limitation, agreements under the At-Work and Community programs.

        "Delayed Transfer Assets" shall mean any Assets that this Agreement provides or contemplates are to be transferred to Buyer and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Closing Date.

        "Delayed Transfer Assets and Liabilities Schedule" shall have the meaning specified in Section 2.6(a).

        "Delayed Transfer Liabilities" shall mean any Assumed Liabilities that this Agreement provides or contemplates are to be assumed by Buyer and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such Assumed Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Closing Date.

        "Effective Date" has the meaning ascribed thereto in Section 3.1.

        "Employee Benefit Programs" has the meaning ascribed thereto in Section 4.1(n).

        "Environmental Laws" has the meaning ascribed thereto in Section 4.1(r).

        "Equipment" means the equipment, furniture, furnishings, fixtures, machinery, vehicles, telephones and other tangible personal property of Sellers, including, without limitation, the furniture, fixtures and equipment used for the conduct of the Classes in the Territories, Weight Watchers signs and all keys which Sellers may have to locked doors within the premises subject to the Leases.

        "ERISA" has the meaning ascribed thereto in Section 4.1(n).

        "Excluded Assets" has the meaning ascribed thereto in Section 2.2.

        "Final Determination Date" has the meaning ascribed thereto in Section 3.3(c).

        "Financial Information" has the meaning ascribed thereto in Section 4.1(d).

        "Franchise Agreements" has the meaning ascribed thereto in the recitals to this Agreement.

        "Franchise Fees" has the meaning ascribed thereto in Section 5.8.

        "Franchises" means the Transferred Franchises and the Retained Franchises.

        "FTC" means the Federal Trade Commission.

        "Funded Debt" means any indebtedness of any Seller, whether or not contingent, in respect of (i) obligations with regard to borrowed money (including reimbursement obligations) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) whether or not secured by any of the Assets, or bankers' acceptances, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of assets or other property (other than accounts payable which are incurred in the ordinary course of business consistent with past practice), (iv) obligations secured by the Assets, (v) obligations under leases which are required to be classified and accounted for as capital leases on financial statements prepared in accordance with GAAP and (vi) the guarantee by any Seller of any indebtedness of any other Person.

        "GAAP" means generally accepted United States accounting principles as of the date hereof applied on a consistent basis during the periods involved.

        "Governmental Approvals" shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

        "Governmental Authority" shall mean any foreign, federal, provincial, state or local government court, administrative or regulatory agency, board, bureau or commission or other governmental department, authority or instrumentality.

        "Group Health Plan" has the meaning ascribed thereto in Section 4.1(n).

        "Indemnitee" has the meaning ascribed thereto in Section 9.3(a).

        "Indemnitor" has the meaning ascribed thereto in Section 9.3(a).

        "Intellectual Property" has the meaning ascribed thereto in Section 2.1(n).

        "Inventory" means all products, supplies, materials and other inventory, including, without limitation, cookbooks and other books, calendars, food diaries, food companions, food scales, measuring devices, calculators, vitamins, weight systems, tapes, binders and other materials and all products held for sale to customers, supplies of attendance books and other program materials and other supplies (including, without limitation, people weighing scales) used in the conduct of the Classes in the Territories, including, without limitation, stationery, forms, labels, directories and promotional materials and supplies of office materials used for the Business on the Closing Date.

        "Leases" means the real estate leases, equipment leases and rental agreements, including, without limitation, all license and other agreements providing for the periodic occupancy of space for the conduct of the Classes in the Transferred Territories.

        "Legal Impediment" shall mean a legal impediment preventing or restricting the transfer of an Asset or the assumption of an Assumed Liability, as the case may be, as of the Closing Date.

        "Letter of Intent" has the meaning ascribed thereto in Section 11.5.

        "Liens" means any lien, mortgage, option, pledge, security interest, assignment by way of security, claim, charge, encumbrance or other restriction of any kind or nature.

        "Losses" has the meaning ascribed thereto in Section 9.1.

        "Management Employees" has the meaning ascribed thereto in Section 4.1(y).

        "Material Adverse Effect" means any material adverse effect on the financial condition, results of operations, assets, properties or business of the Transferred Business or an adverse effect on any Seller's ability to perform its obligations hereunder or under any other agreement contemplated hereby.

        "Mexico Franchise" has the meaning ascribed thereto in Section 10.1(a).

        "Mexico Territory" has the meaning ascribed thereto in Section 10.1(a).

        "Neutral Auditor" has the meaning ascribed thereto in Section 3.3(c).

        "N.H. Agreement" has the meaning ascribed thereto in Section 5.16(a).

        "Notice of Claim" has the meaning ascribed thereto in Section 9.3(b).

        "Option Date" has the meaning ascribed thereto in Section 10.1(b).

        "Option Exercise Period" has the meaning ascribed thereto in Section 10.1(a).

        "Option Notice" has the meaning ascribed thereto in Section 10.1(a).

        "Other Real Property" has the meaning ascribed thereto in Section 4.1(r).

        "Paid Attendance" means the actual attendance at Classes that is paid for in cash or credit or by Prepaid Fees.

        "Parties" has the meaning ascribed thereto in the recitals to this Agreement.

        "Permitted Liens" has the meaning ascribed thereto in Section 4.1(e).

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

        "Plans" has the meaning ascribed thereto in Section 4.1(n).

        "Prepaid Fees" means any arrangement with customers, including but not limited to customers of Community meetings or under the At-Work program, whereby the customer has paid to or for the benefit of any Seller in advance for Classes or other services not yet provided to or received by such customer prior to the opening for business on the Effective Date or for goods not yet provided to or received by such customer prior to the opening for business on the Effective Date.

        "Prepaid Fees Amount" has the meaning ascribed thereto in Section 3.4(a).

        "Prepaid Fees Delivery Date" has the meaning ascribed thereto in Section 3.4(b).

        "Prepaid Fees Summary" has the meaning ascribed thereto in Section 3.4(a).

        "Proceedings" has the meaning ascribed thereto in Section 11.16.

        "Protected Business" has the meaning ascribed thereto in Section 5.11(a).

        "Purchase Option" has the meaning ascribed thereto in Section 10.1(a).

        "Purchase Price" has the meaning ascribed thereto in Section 3.2.

        "Representatives" means any stockholder, director, officer, employee, advisor, attorney, accountant or other representative or agent of a Person.

        "Request Notice" has the meaning ascribed thereto in Section 5.16(a).

        "Retained Business" shall mean the Sellers' business of conducting Classes and the sale of products and publications, in each case, in the Retained Territories.

        "Retained Franchises" has the meaning ascribed thereto in the recitals to this Agreement.

        "Retained Territories" has the meaning ascribed thereto in the recitals to this Agreement.

        "Right of First Refusal" has the meaning ascribed thereto in Section 5.16(a).

        "Rights Notice" has the meaning ascribed thereto in Section 5.16(a).

        "S.C. Notice" has the meaning ascribed thereto in Section 5.16(a).

        "S.C. Purchase" has the meaning ascribed thereto in Section 5.16(a).

        "S.C. Stockholder" has the meaning ascribed thereto in Section 5.16(a).

        "S.C. Transferors" has the meaning ascribed thereto in Section 5.16(a).

        "Schedules" means the schedules furnished by the Sellers to Buyer in the form attached to this Agreement.

        "Section 3.3 Assumed Assets" has the meaning ascribed thereto in Section 3.3(a).

        "Section 3.3 Assumed Liabilities" has the meaning ascribed thereto in Section 3.3(a).

        "Section 4.1 Employees" has the meaning ascribed thereto in Section 4.1.

        "Sellers" has the meaning ascribed thereto in the recitals to this Agreement.

        "Sellers Group" shall mean each Seller and their respective subsidiaries and Affiliates.

        "Sellers' Headquarters" has the meaning ascribed thereto in Section 2.2(h).

        "Service Agreements" means service contracts, maintenance contracts and similar agreements.

        "Statement" has the meaning ascribed thereto in Section 3.3(a).

        "Statement Delivery Date" has the meaning ascribed thereto in Section 3.3(a).

        "Successor Company" has the meaning ascribed thereto in Section 5.15.

        "Tax Return" has the meaning ascribed thereto in Section 4.1(t).

        "Taxes" has the meaning ascribed thereto in Section 4.1(t).

        "Territories" has the meaning ascribed thereto in the recitals to this Agreement.

        "Third Parties" has the meaning ascribed thereto in Section 5.7.

        "Third Party Claims" has the meaning ascribed thereto in Section 9.3(c).

        "Transferred Business" shall mean the Business, other than the Retained Business.

        "Transferred Employee" has the meaning ascribed thereto in Section 5.12.

        "Transferred Franchise Agreements" has the meaning ascribed thereto in the recitals to this Agreement.

        "Transferred Franchises" has the meaning ascribed thereto in the recitals to this Agreement.

        "Transferred Territories" has the meaning ascribed thereto in the recitals to this Agreement.

        "WWG" has the meaning ascribed thereto in the recitals to this Agreement.

        "WWI" has the meaning ascribed thereto in the recitals to this Agreement.

2.    Purchase and Sale of Assets; Assumption of Certain Liabilities.

        2.1    Transfer of Assets.    On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the Party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement and subject to Sections 2.6 and 2.7, on the Closing Date, the Sellers shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens, and Buyer shall purchase and acquire from the Sellers free and clear of all Liens, the Business and all of the assets, rights, properties, claims and contracts of the Sellers (other than the Excluded Assets) at the Closing Date of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including, without limitation, the following:

          (a)  The Transferred Franchises;

          (b)  All the contracts and agreements (including, without limitation, the Transferred Franchise Agreements, all agreements by customers of Sellers for attendance at Classes in the Transferred Territories in effect on the Effective Date (including but not limited to the Customer Contracts), Service Agreements, maintenance agreements, operating agreements, customer subscription agreements, non-competition agreements, acquisition agreements, marketing agreements and agreements relating to servicing, distribution, solicitation, hardware and/or software, advertising, promotional, lease and other agreements) and purchase commitments listed on Schedule 2.1(b);

          (c)  All of the Leases listed on Schedule 2.1(c), including, without limitation, (i) the leasehold interests in real property, all buildings, structures and other improvements situated thereon, (ii) equipment leases and (iii) other rental agreements entered into or assumed by Sellers;

          (d)  All deposits and prepaid expenses as of the opening of business on the Effective Date (other than with respect to policies of insurance);

          (e)  All Equipment, and all warranties and guarantees, if any, express or implied, existing for the benefit of the Sellers with respect to the Equipment;

          (f)    Subject to Section 2.2(k), all Central Inventory and all other Inventory;

          (g)  All mailing lists relating to the Transferred Business;

          (h)  All management information systems and computer software, and customer, subscriber and vendor lists, catalogs, research material, technical information, technology, specifications, designs, drawings, processes, and quality control data and all rights respecting software packages and systems;

          (i)    All sales promotion and selling literature and promotional and advertising materials, customer lists and customer information maintained by the Sellers with respect to customers within the Transferred Territories;

          (j)    All books, records and files of the Sellers relating to the operation of the Transferred Business, including, without limitation, income tax and other tax records;

          (k)  All licenses, permits (including occupancy permits) or franchises issued by any domestic or foreign Governmental Authority or other third party that the Sellers may have with respect to its properties relating to the Transferred Business, and the premises subject to the Leases, their use, maintenance and occupancy;

          (l)    All security deposited with third parties and security bonds and all claims against other parties;

          (m)  All goodwill and going concern value;

          (n)  All of the Sellers' right, title and interest in and to the following types of property (including all rights to sue for past infringement thereof) (collectively, the "Intellectual Property") relating to the Business:

            (i)    all United States and foreign registered and unregistered trademarks and service marks, trademark and service mark registrations, trademark and service mark applications for registration, trade names and the like (including corporate names), together with the goodwill connected with the use of and symbolized by such marks, names, registrations and applications for registration;

            (ii)  all United States and foreign patents, patent applications, and all other patent rights, copyrights, copyright registrations and copyright applications;

            (iii)  all information, recorded knowledge, surveys, engineering reports, manuals, catalogues, research data, proprietary information, know-how, trade and business secrets, photos, art work, editorial materials, formats, syndicated market research data, sales data and other similar information and all other intellectual property;

            (iv)  all non-governmental licenses, sublicenses, covenants or agreements to which any Seller is a party, which relate in whole or in part to any items of the categories mentioned above in clauses (i)—(iii), including all trademark licenses; and

            (v)  all other proprietary rights, trade secrets, ideas or know-how; and

          (o)  All plans, owner's and operator's manuals, user's instruction and warranties of manufacturers and contractors which the Sellers may have with respect to items used in the Business and the premises and equipment subject to the Leases, their use, maintenance and operation.

The assets being sold, conveyed, assigned, transferred and delivered to Buyer by the Sellers hereunder (including the Delayed Transfer Assets) are sometimes hereinafter referred to as the "Assets."

        2.2    Excluded Assets.    It is expressly understood and agreed that the Assets shall not include the following (collectively, the "Excluded Assets"):

          (a)  The Retained Franchises;

          (b)  The assets primarily relating to the Retained Business, including without limitation, all contracts and agreements, leases and other rental agreements, deposits and prepaid expenses, Equipment and related warranties and guaranties, Inventory, mailing lists, promotional and advertising material, customer lists and customer information, licenses, permits and franchises, security deposits and bonds, claims against others, and goodwill and going concern value, in each case, primarily relating to the Retained Business;

          (c)  Cash, Cash Equivalents and marketable securities owned or held by the Sellers;

          (d)  The life insurance policies on any of the Sellers' executive officers or equity owners and all other policies of insurance insuring the Sellers;

          (e)  The proceeds to be received by the Companies upon consummation of the transactions contemplated hereby;

          (f)    All accounts receivable, notes receivable and other receivables (including related party receivables) of the Sellers (whether or not billed);

          (g)  Any federal, state or municipal Tax refunds or overpayments attributable to taxable periods (or portions thereof) ending on or prior to the Effective Date;

          (h)  All furniture, art work, fixtures, furnishings, telephones, office supplies and leasehold improvements located at Sellers' headquarters located at 28555 Orchard Lake Road, Farmington Hills, Michigan 48334 ("Sellers' Headquarters");

          (i)    All Equipment in Sellers' Headquarters listed in Schedule 2.2(i);

          (j)    The items of tangible personal property listed in Schedule 2.2(j);

          (k)  23% of each item in the Central Inventory as of the Closing Date;

          (l)    The capital stock, including treasury shares, of each Seller;

          (m)  The books, records and files of the Sellers not primarily related to the conduct of the Transferred Business, including without limitation, income tax and other tax records not primarily related to the conduct of the Transferred Business;

          (n)  The equity interests in Bubs Wings L.L.C. and Cuida and the fractional interest in any airplane;

          (o)  The corporate name of WWG, the federal trademark registration for THINLINE and Design and Sellers' intellectual property rights in the software and related licenses, if any, listed on Schedule 2.2(o);

          (p)  The corporate minute books and stock transfer books of each Seller; and

          (q)  Any agreement, contract, arrangement or transaction to which any Affiliate of any Seller is a party; and

          (r)  Any other contract or agreement listed in Schedule 4.1(f)(i) which is not listed in either Schedule 2.1(b) or Schedule 2.1(c).

        2.3    Instruments of Conveyance and Transfer.    On the Closing Date and with respect to the Delayed Transfer Assets, at such time after the Closing Date as such Delayed Transfer Asset can be transferred, the Sellers shall (a) deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment all in recordable form, where applicable, as shall be effective to vest in Buyer all right, title and interest of the Sellers in and to the Assets; and (b) transfer to Buyer originals of all contracts, agreements, commitments, books, records, files, certificates, licenses, permits, plans and specifications and other data of the Sellers, including, without limitation, computer tapes and computer-generated records constituting part of the Assets. All materials referred to in clause (b) shall be delivered to Buyer in the form and order in which the Sellers maintained such materials.

        2.4    Further Assurances.    From time to time after the Closing Date, the Sellers and their respective Affiliates shall promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take or cause to be taken such other actions as Buyer may reasonably request in order to more effectively sell, convey, assign, transfer and deliver to Buyer any of the Assets or to enable Buyer to protect, exercise and enjoy all rights and benefits of the Sellers with respect thereto and as otherwise may be appropriate to carry out the transactions herein contemplated. If and to the extent that such arrangement cannot be made, Buyer shall not have any obligation with respect to any contract, lease, license or agreement.

        2.5    Assumed Liabilities.    On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the Party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement, on the Closing Date and with respect to the Delayed Transfer Liabilities, at such time after the Closing Date as such Delayed Transfer Liability can be transferred, Buyer shall deliver to the Sellers undertakings in the forms attached as Exhibit A-1 and Exhibit A-2 (the "Assumption Agreements") pursuant to which Buyer shall, on and as of the Closing Date, assume and agree to pay, perform and discharge when due, the following liabilities and obligations of the Sellers (without duplication): (a) the Sellers' obligations under the contracts, agreements, leases and commitments included as Assets, which are assigned by the Sellers to Buyer and as to which Buyer succeeds to the rights of the Sellers, but, only to the extent of liabilities and obligations that arise thereunder after the opening of business on the Effective Date; (b) the Sellers' obligations under the licenses, permits and Transferred Franchises included as Assets, but only to the extent of liabilities and obligations that arise thereunder after the opening of business on the Effective Date; (c) liabilities and obligations of the Sellers arising out of the operation of the Assets from and after the opening of business on the Effective Date (other than as a result of any breach by the Sellers of their obligations hereunder); (d) the payment of rent and the performance of other obligations pertaining to the operations of the Transferred Franchises from and after the opening of business on the Effective Date; (e) obligations incurred after the opening of business on the Effective Date for the Service Agreements; (f) obligations incurred after the opening of business on the Effective Date for the employees hired by Buyer; provided that Buyers shall not be responsible for any "stay" or "retention" bonuses agreed to be awarded by any Seller or any of their respective Affiliates to any employee of any Seller or any other liabilities of such employees incurred prior to the Effective Date, except as otherwise provided in the Transition Services Agreement; (g) Customer Contracts relating to the Transferred Franchises from and after the opening of business on the Effective Date to the extent reflected on the books and records of account of the Sellers; and (h) liabilities and obligations of the Sellers related to Prepaid Fees relating to the Transferred Franchises from and after the opening of business on the Effective Date to the extent reflected on the books and records of account of the Sellers. Notwithstanding the foregoing, Buyer is not assuming, nor shall it be deemed to have assumed, any other obligations or liabilities of the Sellers, including, without limitation, any obligations or liabilities of any Seller (i) to any of the Sellers' respective stockholders or Affiliates or to any of the Sellers' employees for any pre-Closing period or for personal services, (ii) for Funded Debt, (iii) for federal, state or municipal income or other Taxes with respect to any period ending on or prior to the Effective Date or with respect to the Retained Business, (iv) for related party payables, (v) related to any previous acquisitions or similar transactions, (vi) any liabilities of any employees of any Seller not hired by Buyer, whether or not incurred prior to, on, or following the Effective Date or (vii) any liability or obligation relating to the Excluded Assets. The liabilities and obligations assumed by Buyer in accordance with clauses (a) through (h) of this Section 2.5 are sometimes hereinafter referred to as the "Assumed Liabilities."

        2.6    Delayed Transfer Assets and Liabilities; Common Contracts.

          (a)    Delayed Transfer Assets and Liabilities.    Notwithstanding any other provision of this Agreement, the Sellers are not obligated to assign, transfer, convey or deliver to Buyer and Buyer is not obligated to assume any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained. Each of the Parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed in accordance with the provisions of Sections 2.7(a) and 2.7(b). On the Closing Date, the Sellers will deliver to Buyer a schedule setting forth all Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Closing Date (the "Delayed Transfer Assets and Liabilities Schedule").

          (b)    Subsequent Transfers.    Subject to Section 2.6(a), in the event that at any time or from time to time after the Closing Date any Seller (or any member of the Sellers Group) becomes aware that it possesses any Asset or Assumed Liability that is allocated to the Buyer pursuant to this Agreement, such Seller or member of the Sellers Group shall promptly transfer, or cause to be transferred, such Asset or Assumed Liability to the Buyer. Prior to any such transfer, the Person possessing such Asset or Assumed Liability shall hold such Asset or Assumed Liability in trust for the Buyer.

          (c)    Separation of Contractual Arrangements.    On or prior to the Closing Date and subject to the satisfaction or waiver of the conditions set forth in Article 6, Buyer and the Sellers shall use their reasonable best efforts to amend all material Contracts between or among (i) members of the Sellers Group, on the one hand, and (ii) any other Person, on the other hand (other than the contractual arrangements relating to the transactions contemplated hereby), that relate to both the Transferred Business and the Retained Business (the "Common Contracts"), including the Common Contracts set forth on Schedule 2.6(c) hereto, so that, after the Closing Date, such Common Contracts shall be equitably apportioned between the respective Businesses, including, if commercially practicable, on substantially the same economic terms as such arrangements exist as of the Closing Date.

        If, in the case of a Common Contract relating primarily to or used primarily in connection with the Transferred Business, such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect in a material respect the rights of Buyer or the Sellers thereunder, Buyer and the Sellers shall use their reasonable best efforts to negotiate a mutually acceptable arrangement under which (i) the Sellers shall obtain the benefits and assume the obligations under such Common Contract to the extent relating to the Retained Business, including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of the Sellers, or

(ii) Buyer shall enforce for the benefit of the Sellers, with the Sellers assuming Buyer's obligations, any and all rights of Buyer against a third party thereto to the extent relating to the Retained Business.

        If, in the case of a Common Contract relating primarily to or used primarily in connection with the Retained Business, such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect in a material respect the rights of Buyer or the Sellers thereunder, Buyer and the Sellers shall use their reasonable best efforts to negotiate a mutually acceptable arrangement under which (i) Buyer shall obtain the benefits and assume the obligations under such Common Contract to the extent relating to the Transferred Business, including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Buyer, or (ii) the Sellers shall enforce for the benefit of Buyer, with Buyer assuming the Sellers' obligations, any and all rights of the Sellers against a third party thereto to the extent relating to the Transferred Business.

        Buyer shall assume and be responsible for 77% of any costs and expenses charged by a third party to a Common Contract to apportion a Common Contract between the Parties, whether in the nature of a consent, sub-licensing or similar fee, and the Sellers shall assume and be responsible for 23% of such costs and expenses.

        2.7    Governmental Approvals and Consents.    (a) If the transfer, assignment or assumption of any Delayed Transfer Asset or any Delayed Transfer Liability intended to be transferred, assigned or assumed hereunder is not consummated on the Closing Date, whether as a result of the provisions of Section 2.6(a) or for any other reason, then the member of the Sellers Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall thereafter hold such Delayed Transfer Asset or such Delayed Transfer Liability for the use and benefit, insofar as reasonably practicable, of Buyer. In addition, the member of the Sellers Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall take such other actions in order to place Buyer, insofar as reasonably practicable, in the same position as if such Delayed Transfer Asset or such Delayed Transfer Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transfer Asset or such Delayed Transfer Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from, and after the Closing Date to, Buyer. To the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent and/or Governmental Approval, Buyer shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Transfer Asset or any Delayed Transfer Liability not yet transferred to or assumed by it as a result of Section 2.6(a) and the Parties agree to use their reasonable best efforts to cooperate and coordinate with respect thereto. If and to the extent that such arrangement cannot be made, Buyer shall not have any obligation with respect to such Delayed Transfer Asset or Delayed Transfer Liability. Buyers and Sellers agree, and agree to cause their respective subsidiaries and Affiliates, to treat Buyer as the owner as of the Closing Date of any Delayed Transfer Assets and any Delayed Transfer Liabilities for all tax purposes.

        (b)  If and when the Legal Impediments and the Consents and/or Governmental Approvals, the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Asset or Assumed Liability pursuant to Section 2.6(a), are removed or obtained, as the case may be, the transfer and assumption of the applicable Asset or Assumed Liability shall be promptly effected in accordance with the terms of this Agreement, without the payment of additional consideration.

        (c)  Notwithstanding anything to the contrary herein, Buyer and Sellers agree, and agree to cause their respective subsidiaries and Affiliates, to use their reasonable best efforts to remove all Legal Impediments and obtain, before the Closing Date, any Consent (other than Consents with respect to Leases) or Governmental Approval required in connection with the transactions contemplated hereby.

3.    Closing; Payment of Purchase Price at Closing.

        3.1    Closing Date.    On and subject to the conditions herein set forth, the Closing shall take place at the offices of Simpson Thacher & Bartlett, located at 425 Lexington Avenue, New York, New York 10017, at 10 a.m., New York City time, on April 1, 2003, if all conditions set forth herein have been satisfied or waived prior to April 1, 2003, or, if all conditions set forth herein have not been satisfied or waived prior to April 1, 2003, at such other time and place as shall be agreed upon by the Parties hereto. The day on which the Closing actually takes place is herein referred to as the "Closing Date." If the Closing Date occurs on April 1, 2003, the Closing shall be deemed to have occurred as of 12:01 a.m. (New York time) on March 30, 2003 (the "Effective Date"). Unless the Parties otherwise agree, if the Closing Date occurs on a date other than April 1, 2003, the Effective Date shall be deemed to be as of 12:01 a.m. (New York time) on the Closing Date.

        3.2    Purchase Price and Payment.    In consideration for the Assets and the other rights granted hereunder, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date (a) assume the Assumed Liabilities as provided in Section 2.5 and (b) transfer to the order of WWG, on behalf of the Companies, in immediately available funds, the amount of One Hundred Eighty Million Seven Hundred Thousand Dollars ($180,700,000) (the "Purchase Price"), and Sellers on the Closing Date will sell, assign and transfer the Assets to Buyer in accordance with the provisions of this Agreement. Buyer and the Companies agree to allocate the purchase price (as determined for U.S. federal income tax purposes) among the Companies and among the Assets of each Seller in accordance with the rules under Section 1060 of the Code and in the manner set forth in Schedule 3.2. Buyer and the Companies agree to act in accordance with such allocations in all Tax Returns, reports or filings, including the IRS Form 8594, and any similar or analogous forms under any state, local or foreign tax law, to be filed with respect to any Company. Neither Buyer nor any Company shall, after filing any IRS Form 8594 (or similar or analogous form), revoke or amend such IRS Form 8594 (or similar or analogous form) without the prior written consent of the other.

        3.3    Post Closing Adjustment.    (a)     Within 120 calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers (i) a statement (the "Statement") setting forth (x) the deposits (including security deposits) and prepaid expenses (including applicable property taxes) constituting part of the Assets as of the opening of business on the Effective Date (the "Section 3.3 Assumed Assets") and (y) the amount of the obligations and liabilities of Sellers assumed by Buyer as of the opening of business on the Effective Date that are not Assumed Liabilities (collectively, the "Section 3.3 Assumed Liabilities") and (ii) the workpapers of Buyer used in the preparation of the Statement. The Statement shall be prepared in accordance with GAAP. The date upon which Buyer delivers the Statement to Sellers shall be the "Statement Delivery Date."

        (b)  After receipt of the Statement, Sellers will promptly review the Statement together with the workpapers used in its preparation. Buyer shall provide Sellers with access to the relevant books and records and employees of Buyer to the extent required to review the Statement. Unless Sellers deliver written notice to the Buyer setting forth the specific items disputed by Sellers, on or prior to the thirtieth calendar day after the Statement Delivery Date, Sellers will be deemed to have accepted and agreed to the Statement and such agreement will be final and binding. Any such notice of disagreement shall specify the basis of such objection, including identifying any alleged miscalculation or alleged uncounted or improperly included items, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Statement. If Sellers so notify Buyer on a timely basis of their objections to the Statement, Buyer and Sellers will use their reasonable best efforts to reach agreement on the disputed items. Any resolution by Buyer and Sellers as to any disputed amounts will be final, binding and conclusive.

        (c)  If Buyer and Sellers do not resolve all disputed items within sixty (60) calendar days after the Statement Delivery Date, then all items remaining in dispute will be submitted within thirty

(30) calendar days to Ernst & Young, LLP or such other national independent accounting firm mutually acceptable to Buyer and Sellers (the "Neutral Auditor"). The scope of the disputes to be resolved by the Neutral Auditor shall be limited to whether the disputed items in the Statement were prepared and calculated in accordance with the standards set forth in this Section 3.3 and whether there were errors of fact or mathematical errors in such calculation, and the Neutral Auditor shall not make any other determinations. The Neutral Auditor shall act as an arbitrator to determine only those items remaining in dispute. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The Neutral Auditor will deliver to Buyer and Sellers a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Sellers and Buyer) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination, in the absence of manifest error, will be final, binding and conclusive. The final, binding and conclusive Statement, which is agreed upon by Buyer and Sellers and/or is delivered by the Neutral Auditor in accordance with this Section 3.3(c), will be the "Conclusive Statement." For purposes of this Section 3.3(c), the date of delivery of the Conclusive Statement shall be the "Final Determination Date." In the event that either Buyer or Sellers fail to submit their respective statement regarding any items remaining in dispute within the time specified above, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by Buyer and Sellers.

        (d)  In the event that the amount of Section 3.3 Assumed Liabilities exceeds the amount of Section 3.3 Assumed Assets as shown on the Conclusive Statement, then Sellers shall pay Buyer, as an adjustment to the Purchase Price, an amount equal to the difference between the amount of Section 3.3 Assumed Liabilities and the amount of Section 3.3 Assumed Assets. In the event that the amount of Section 3.3 Assumed Assets exceeds the amount of Section 3.3 Assumed Liabilities, then Buyer shall pay WWG, on behalf of the Sellers, as an adjustment to the Purchase Price, an amount equal to the difference between the amount of Section 3.3 Assumed Assets and the amount of Section 3.3 Assumed Liabilities. In the event that the amount of Section 3.3 Assumed Liabilities equals the amount of Section 3.3 Assumed Assets, no payment shall be required and no adjustment shall be made to the Purchase Price. All payments to be made pursuant to this Section 3.3(d) will be made no later than the tenth business day following the Final Determination Date (the "Adjustment Payment Date") by wire transfer (to an account previously designated in writing by the receiving Party) of immediately available funds.

        (e)  Any payment required to be made pursuant to this Section 3.3 shall bear interest from the earlier to occur of (i) the tenth day after the Final Determination Date and (ii) the sixtieth day after the Statement Delivery Date through the date of payment at a rate of interest equal to 10% per annum on the amount payable as set forth in the Conclusive Statement, and the amount of interest shall be added to the amount to be paid pursuant to this Section 3.3.

        3.4    Prepaid Fees.    (a)     No later than ninety (90) days following the Closing Date, Buyer will prepare and submit to Sellers a statement setting forth a summary (the "Prepaid Fees Summary") reflecting the unamortized book value of any amounts of any Prepaid Fees (the "Prepaid Fees Amount").

        (b)  After receipt of the Prepaid Fees Summary, Sellers shall promptly pay to Buyer, as an adjustment to the Purchase Price, no later than the tenth day following the date on which the Prepaid Fees Summary is delivered (the "Prepaid Fees Delivery Date") an amount equal to 90% of the Prepaid Fees Amount by wire transfer (to an account previously designated in writing by the Buyer) of immediately available funds. Any payment required to be made pursuant to this Section 3.4 and not so paid shall bear interest from the tenth day after the Prepaid Fees Delivery Date through the date of payment at a rate of interest equal to 10% per annum, and the amount of interest shall be added to the amount to be paid pursuant to this Section 3.4.

        3.5    Guaranty; Consent.    WWI does hereby unconditionally and irrevocably guarantee the performance and payment by Buyer of all of the obligations of Buyer under this Agreement, including, without limitation, the obligations of Buyer under Section 3.2 hereof. WWI, by its execution and delivery of this Agreement, does hereby consent to, and approve, the assignment of the Transferred Franchises by the Sellers to Buyer hereunder in accordance with the provisions of the Transferred Franchise Agreements and waives the compliance by the Sellers and Buyer with any and all requirements under the Transferred Franchise Agreements with respect to such assignments, except as otherwise specifically provided in this Agreement.

        3.6    Central Inventory.    Within five (5) calendar days prior to the Closing Date, Buyer and the Sellers shall jointly conduct a detailed inventory of the Central Inventory and shall compile a schedule of all Inventory within the Central Inventory.

        3.7    Shared Assets.    Following the Closing, Buyer shall make appropriate arrangements to provide Sellers and their Affiliates the right to continue to use consistent with past practice such of the Assets set forth on Schedule 3.7 including royalty-free, perpetual licensing arrangements with respect to specified Intellectual Property rights; provided that, subject to Section 2.6(c), Sellers shall promptly reimburse Buyer (other than legal fees incurred by Buyer in connection with the establishment of such arrangements) for any third party costs incurred by Buyer in connection with such arrangements.

4.    Representations and Warranties.

        4.1    Representations and Warranties of the Companies.    The Sellers jointly and severally represent and warrant to Buyer, and Cuida represents and warrants only to the extent the following statements relate to Cuida, as follows (provided that, with respect to the Companies, if any representation or warranty is made hereunder to the "best knowledge" of Sellers or the Companies or any similar phrase, such knowledge shall be limited to information obtained by an examination of Sellers' managerial and supervisory employees specified on Schedule 4.1 (the "Section 4.1 Employees") and records and any public record pertinent to the relevant representation or warranty):

          (a)    Due Organization; Power; Capacity; Good Standing.    Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted by it. Each Company has all requisite corporate or limited liability company power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder. Except as set forth in Schedule 4.1(a), each Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (b)    Authorization and Validity.    Each Company has all requisite corporate or limited liability company power and authority to execute, deliver and perform its respective obligations under this Agreement and any other agreement contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and any other agreement contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the stockholders or members, as applicable, and by the Board of Directors or managers, as applicable, of each Seller. Except with regard to the approval by the stockholders of any definitive agreement contemplated under Section 10.1, the execution, delivery and performance by Cuida of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the stockholders of Cuida and no other corporate or stockholder action is necessary in connection therewith. No other corporate, limited liability company, stockholder or other action is necessary for the authorization, execution, delivery and performance by each Company of this Agreement and any other agreements contemplated hereby and the consummation by each Company of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Company and constitutes a valid and legally binding obligation of each Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c)    No Governmental Approvals or Notices Required; No Conflict.    Except as set forth in Schedule 4.1(c), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby will (i) not conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under, any provision of any law, statute, ordinance, rule or regulation, court or administrative order, writ, judgment or decree of any court or any public governmental or regulatory body, agency or authority having jurisdiction over any Seller or any of its assets (including the Assets) or properties, except for the requirements of the Antitrust Improvements Act and except for such conflicts or violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) not (with or without the giving of notice or the lapse of time or both) (x) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or require any consent, approval or notice under, or result in the acceleration of the performance of the obligations of any Seller under, or give rise to any right of termination, purchase, amendment or any other right under, increase the liability of any party under or (y) result in the creation of any Lien upon all or any portion of the properties, assets (including the Assets) or businesses of any Seller pursuant to, the charter, by-laws or any other organizational document of any Seller, or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which any Seller is a party or by any Seller or any of its properties, assets (including the Assets) or business is bound, except for, other than with respect to the charter, by-laws or other organizational documents of any Seller, such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Liens which, individually or in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement by Cuida and the consummation by Cuida of the transactions contemplated hereby, will not (i) conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under any provision of any law or statute of Mexico or the State of New York, except for such conflicts or violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a material adverse effect, and (ii) not violate, or result in the creation of any Lien upon all or any portion of the properties, assets or business of Cuida pursuant to, the charter or bylaws of Cuida.

          (d)    Financial Information; Liabilities.    (i)     The combined balance sheets of the Sellers as at December 31, 2000, December 31, 2001 and December 31, 2002 and the related combined statements of income and retained earnings and combined statements of cash flows for the fiscal years ended on such dates, copies of which are attached hereto in Schedule 4.1(d), are complete and correct and present fairly in all material respects the combined financial condition of the Sellers as at such dates, and the combined results of their operations for the fiscal years then ended. Except as set forth in Schedule 4.1(d), all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, except, with respect to the financial statements as at and for the fiscal year ended December 31, 2002, for the absence of schedules and notes thereto. None of the the Sellers had, at the date of the most recent balance sheet referred to above, any material contingent obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment not reflected therein or in a footnote thereto that would have been required to be reflected in or reserved against on a balance sheet (or the notes thereto) for the Sellers prepared in accordance with GAAP. The statements of revenues (except internet and telephone revenues) and certain specified direct operating expenses of each Transferred Franchise as at December 31, 2001 and December 31, 2002, copies of which are attached hereto in Schedule 4.1(d), present fairly in all material respects the revenues and specified direct operating expenses of each Transferred Franchise for the fiscal years then ended reflected therein. All such financial statements referred to in this Section 4.1(d)(i), including the related schedules and notes thereto, are sometimes hereinafter referred to as the "Financial Information."

          (ii)  Except to the extent set forth in the financial statements for the year ended December 31, 2002 included in the Financial Information or incurred since December 31, 2002 in the ordinary course of the Sellers' business consistent with past practice, none of the Sellers, with respect to the Transferred Business, nor the Transferred Franchises have any material liabilities or material obligations (absolute, accrued, contingent or otherwise), whether due or to become due.

          (iii)  Schedule 4.1(d)(iii) sets forth a true and complete list of all expenses, liabilities and other obligations of any Seller to any Affiliate of any Seller that is included in the Financial Information.

          (e)    Title and Condition of Properties; Absence of Liens.    (i)     The Sellers have, and Buyer on the Closing Date will receive, good and marketable title to all the Assets, free and clear of all Liens, except for such imperfections of title, easements, pledges, charges and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the present use of the Assets or otherwise materially impair or interfere with the Transferred Business ("Permitted Liens"). Except as set forth in Schedule 4.1(e), no Seller, directly or indirectly, owns any real property.

          (ii)  (A) No Seller has knowledge of any material defect in the normal operating condition and repair of the Equipment. The items in the Central Inventory that are being transferred to the Buyer are good and merchantable in all material respects.

            (B)  Except as set forth on Schedule 4.1(e), the Assets constitute all of the assets used in the Transferred Business as currently conducted and as conducted since January 1, 2002, except with respect to (1) assets relating to Transferred Franchises acquired by any Seller after such date and with respect thereto, since the date of the acquisition of such assets and (2) assets acquired or disposed of by any Seller in the ordinary course of business consistent with past practice after December 31, 2001.

          (f)    List of Properties, Contracts, Permits and Other Data.    The following Schedules set forth certain information with respect to the Assets and the Sellers on the date of this Agreement:

          (i)    Schedule 4.1(f)(i) contains a complete and correct list of all oral and written contracts, agreements, commitments, licenses, sublicenses or other binding arrangements (including, without limitation, the Transferred Franchise Agreements, all agreements by customers of Sellers for attendance at the Classes in the Transferred Territories in effect on the Closing Date, Service Agreements, maintenance agreements, operating agreements, customer subscription agreements, non-competition agreements, acquisition agreements, loan agreements, guarantee agreements, marketing agreements and agreements relating to servicing, distribution, solicitation, hardware and/or software, advertising, promotional, lease and other agreements) to which any Seller is a party or by which any of its respective assets or properties is bound and, in any such case, which relate to the operation of any Transferred Franchises or the Transferred Business, other than any agreement with total obligations of not more than $10,000 in the aggregate;

          (ii)  Schedule 4.1(f)(ii) contains a complete and correct list of all (A) leases under which any Seller is a lessee and all license and other agreements providing for the periodic occupancy of space for the conduct of Classes in the Transferred Territories and (B) all other leases under which any Seller is a lessee and which relate to the operation of any Transferred Franchises or the Transferred Business, other than any agreement with total obligations of not more than $10,000 in the aggregate. The applicable Seller holds a valid leasehold or subleasehold interest in each such lease subject to only (A) any and all underlying mortgages, deeds of trust, leases, grants of term or other estates in or interests affecting the landlord's or fee owner's interest in the applicable portion of such property which are superior to the interests of such Seller as lessee, (B) any encumbrances of title to the leased real property other than those granted by, authorized by or attributable to acts or omissions of any Seller, (C) all applicable building and zoning ordinances and (D) liens securing Taxes, assessments, governmental charges or levies, or the claims of contractors, material men, carriers, landlords, warehousemen, workmen, repairmen, customers, employees and similar persons which are not yet due and payable or are being contested in good faith;

          (iii)  Schedule 4.1(f)(iii) contains a complete and correct list of all licenses, permits and franchises issued by Governmental Authorities or other third parties (other than WWI) with respect to the Transferred Business, except for local building, occupancy or similar permits or licenses relating to the facilities leased by any Seller; and

          (iv)  Schedule 4.1(f)(iv) contains a complete and correct list of all Intellectual Property owned or licensed by each Seller.

  True and complete copies of all documents (including all amendments thereto and waivers in respect thereof) referred to in the foregoing Schedules 4.1(f)(i), (ii), (iii) and (iv) have been delivered to Buyer. To the best knowledge of the Sellers, all rights, licenses, permits, leases, registrations, applications, contracts, agreements, commitments and other arrangements referred to in such Schedules are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not, either individually or in the aggregate, have a Material Adverse Effect. No Seller is (and to the best knowledge of the Sellers, each other party thereto is not) in breach or default in the performance of any obligation thereunder, and, to the best knowledge of the Sellers, no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder or any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which, individually or in the aggregate, would not have a Material Adverse Effect. No Seller has delivered or received notice of termination of any right, license, permit, lease, registration, contract, agreement or other arrangement referred to in such Schedules.

          (g)    Subscriber Information.    The number of Paid Attendance and enrollments of Weight Watchers Classes in each of the Territories for each fiscal month commencing on January 1, 2001 or, with respect to Franchises acquired by any Seller after such date, for each fiscal month commencing after the date of the acquisition of such Franchise by such Seller, whichever is later, through February 28, 2003 are listed on Schedule 4.1(g).

          (h)    Legal Proceedings.    Except as set forth on Schedule 4.1(h), there is no claim, cause of action, allegation, suit, litigation, proceeding, arbitration or investigation (collectively, "Actions") to which any Seller is a party pending or, to the best knowledge of the Sellers, threatened against any of them or relating to the assets (including the Assets) or the business of any Seller or the transactions contemplated by this Agreement which would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect or which seeks to prevent, restrain, enjoin, delay or interfere with the consummation of any of the transactions contemplated hereby. No Seller is in violation of any term of any judgment, writ, decree, injunction or order entered by any court or Governmental Authority and outstanding against any Seller or with respect to any of their respective assets (including the Assets) or properties which violation would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There is no order, decree, injunction or judgment pending or in effect against any Seller which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby or, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

          (i)    Insurance.    Each Seller maintains insurance on its respective properties and assets (including the Assets) and with respect to its employees and Representatives and business which, in the reasonable judgment of the Sellers, is provided by financially sound and reputable insurers and which covers risks customarily insured by businesses similar to the business of the Sellers. Schedule 4.1(i) is a list of the Sellers' insurance maintained on their respective properties and assets (including the Assets). All such policies are in full force and effect, all premiums due thereon have been paid, and the Sellers have complied with the provisions of all such policies.

          (j)    Labor.    Other than with respect to the Retained Business or except as set forth in Schedule 4.1(j), (i) each Seller is in compliance in all material respects with all applicable laws relating to employment practices, terms and conditions of employment and wages and hours; (ii) there are no controversies pending or, to the best knowledge of the Sellers, threatened between any Seller and its employees, prospective employees, former employees or labor unions or other collective bargaining representatives representing their employees; (iii) no unfair labor practice complaints have been filed against any Seller, and no Seller has received any notice or communication reflecting an intention or a threat to file any such complaint; (iv) there is no labor strike, dispute, slow-down or stoppage pending or, to the best knowledge of the Sellers, threatened against any Seller; (v) no representation petition is pending with the National Labor Relations Board (or any other labor relations board) in respect of any of Sellers' businesses; (vi) each Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees except for severance payments and bonuses which the Sellers may pay to certain employees in anticipation of, or upon, the consummation of the transactions contemplated hereby; (vii) no Seller has closed any facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has any Seller planned or announced any such action or program for the future; (viii) no promises of benefit improvements under the Employee Benefit Programs have been made by any Seller or any Affiliate thereof to any current or former employee of any Seller; and (ix) each Seller is in compliance with its respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

          (k)    Intellectual Property.    Except as set forth in Schedule 4.1(k), the Sellers have, and will transfer to Buyer on the Closing Date, good and marketable title to all the Intellectual Property, free and clear of all Liens. No claims have been asserted within the past five years or are currently in dispute to the effect that the use of the Intellectual Property by the Sellers infringes on any intellectual property of any other Person in any material respect. The use of all other material Intellectual Property by the Sellers does not infringe on the rights of any Person. Except as set forth in Schedule 4.1(k), the Sellers own, or have the right to use, all material Intellectual Property used in the Transferred Businesses as presently conducted. Except as set forth in Schedule 4.1(k), no material part of the business of the conduct of the Classes in the Transferred Territories depends on any Intellectual Property except for the trademark licenses under the Transferred Franchise Agreements.

          (l)    Government Licenses, Permits and Related Approvals.    Except as set forth in Schedule 4.1(l), each Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities required for the conduct of the Transferred Business as presently conducted, except where the failure to have such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, have a Material Adverse Effect.

          (m)    Compliance with Law and Requirements.    Except as set forth in Schedule 4.1(m), each Seller is conducting and has conducted for the previous three years the Transferred Business in compliance with all applicable laws, statutes, ordinances, rules, regulations, decrees, judgments, writs, injunctions, or orders, rights of concession, licenses, know-how or other proprietary rights of others, except for such failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect.

          (n)    Employee Benefit Programs.    (i)     Schedule 4.1(n) identifies each "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained, or otherwise contributed to by any Seller or any Affiliate of the Sellers for the benefit of the current or former employees or directors of any Seller (a "Plan" and, collectively, the "Plans"), true and complete copies of which have been delivered to Buyer (together with (A) the most recent Annual Report on Form 5500 required to be filed by any Seller, (B) the most recent actuarial valuation reports, in connection with any Plan and (C) the most recent determination letter from the Internal Revenue Service);

          (ii)  Schedule 4.1(n) identifies each plan or arrangement not subject to ERISA maintained or otherwise contributed to by any Seller for the benefit of current or former employees or directors of such Seller and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation arrangement (a "Benefit Arrangement"; such Benefit Arrangements, together with the Plans, are referred to herein collectively as the "Employee Benefit Programs"), true and correct copies of which have been delivered to Buyer;

          (iii)  Each Employee Benefit Program has been maintained and administered at all times substantially in compliance with its terms and with all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. Each Plan intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or a failure to act, that could reasonably be expected to cause the loss of such qualification;

          (iv)  No "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan which could have a Material Adverse Effect;

          (v)  No Seller sponsors, contributes to, participates in or has any other obligations or liabilities (whether or not contingent) which remain unsatisfied or are pending with respect to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 302 of ERISA;

          (vi)  No Seller has at any time contributed to or participated in any pension plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (vii) No material litigation or administrative or other proceedings involving the Employee Benefit Programs have occurred, are pending or, to the best knowledge of the Sellers, are threatened;

          (viii)  Except as set forth in Schedule 4.1(n), there are no other employment agreements, contracts or understandings with any employee of any Seller;

          (ix)  There are no collective bargaining agreements which the Sellers or their respective Affiliates have entered into on behalf of any employees of any Seller, nor, to the best knowledge of the Sellers, are there any ongoing efforts to organize any union representation; and

          (x)  Except as set forth on Schedule 4.1(n), with respect to any Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (1) no such Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (2) each such Plan that is a group health plan ("Group Health Plan"), as such term is defined in Section 4980B(g)(2) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code ("COBRA"). Except as set forth on Schedule 4.1(n), no Employee Benefit Program (other than as required by COBRA) provides any post-employment welfare benefits for former employees (including retirees), either currently or at any time hereafter.

          (o)    Certain Fees.    No Seller nor any of its officers, directors or employees or Affiliates has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          (p)    Absence of Certain Changes or Events.    Except as set forth in Schedule 4.1(p), since December 31, 2002 there has not been (i) any material adverse change in the Assets or in the financial condition, results of operations or business of the Transferred Business, (ii) any material damage, destruction or loss relating to the Transferred Business or the Assets, whether or not insured, (iii) any liability created or incurred which Buyer will assume under the Assumption Agreements other than liabilities created or incurred in the ordinary course of business consistent with past practice and in amounts not unusual in respect of the ordinary course of business consistent with past practice, (iv) any Lien created on any Asset, (v) except in the ordinary course of business consistent with past practice, any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to employees, (vi) any material capital expenditures or commitment to make any such expenditures with respect to the Assets or as to which Buyer will become obligated after the Closing pursuant to the Assumption Agreements, (vii) any condemnation proceedings commenced with respect to any Asset or any notice received by any Seller as to the proposed commencement of any such proceedings, (viii) any rights of substantial value knowingly waived with respect to the Assets or the Transferred Business, (ix) any sale or transfer of any Assets other than dispositions in the ordinary course of business consistent with past practice or (x) any action performed, taken, agreed to or permitted of the type described in Section 5.2(a) through (r). Except as set forth in Schedule 4.1(p), since December 31, 2002, other than acts relating to the transactions contemplated by this Agreement, the Transferred Business has been conducted only in the ordinary course consistent with past practice.

          (q)    Disclosure.    Neither this Agreement nor any other document and instrument to be executed and delivered by any Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

          (r)    Environmental Matters.    Except as set forth in Schedule 4.1(r), none of the the Sellers nor any of their respective Affiliates has in the past materially violated or is now in material violation of any federal, state or local law, code, statute, common law, ordinance, rule, regulation, order or decree relating in any manner to contamination, pollution, or protection of human health or the environment ("Environmental Laws") in connection with the ownership or operation of any of its assets (including the Assets) and the conduct of the Business. The Sellers have not received any written notice from any Governmental Authority, and do not have knowledge of any governmental inquiry, with respect to any actual or alleged violation of any Environmental Laws with respect to any of its assets (including the Assets) or the Business and there is not pending or, to the best knowledge of the Sellers, threatened any suit, claim, proceeding or investigation against any Seller relating to any violation or threatened violation of any Environmental Law. There has been no storage, disposal or treatment of solid wastes or hazardous wastes on, under or at any real property currently or formerly owned by any Seller or, to the best knowledge of the Sellers, any other real property ("Other Real Property") currently or formerly leased or otherwise used by any Seller. The Sellers have not caused the storage, disposal or treatment of solid wastes or hazardous wastes on any Other Real Property. There has been no release, including any spill, discharge, leak, emission, injection, escape or dumping of any kind, from operations of any Seller or, to the best knowledge of the Sellers, otherwise, onto any real property currently or formerly used by any Seller or into the environment surrounding any such real property, of any hazardous substances, other than those releases permissible under applicable regulations, laws or statutes or allowable under applicable permits. Except as set forth in Schedule 4.1(r), none of the Sellers, nor to the best knowledge of the Sellers, any other person has discovered any occurrence or condition on any real property adjoining or in the vicinity of any real property that could cause such real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such real property under any Environmental Law. No Seller has contractually assumed any liabilities or obligations under any Environmental Law. As used in this Section 4.1(r), the terms "storage", "treatment", "disposal", "solid wastes" and "hazardous wastes" shall have the meanings set forth under the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901 et seq.; and the terms "release" and "hazardous substance" shall have the meanings set forth under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601 et seq. For purposes of this Section 4.1(r) only, "best knowledge of the Sellers" shall not require the conduct of any environmental or engineering study of properties nor the examination of public records normally examined in such studies.

          (s)    Entire Business.    Except as set forth on Schedule 4.1(s), on the Closing Date, the Sellers will transfer to Buyer all of the assets used by the Sellers in and necessary for the conduct by Buyer to operate the Transferred Business on a stand alone basis.

          (t)    Tax Matters.    For purposes of this Agreement, (i) "Taxes" shall mean all United States federal, state, provincial, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, intangibles, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments, fees, levies or similar charges of any kind, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. None of the Assets is (A) subject to section 168(f)(8) of the Internal Revenue Code of 1986 or (B) tax-exempt use property within the meaning of section 168(h)(1) of the Code. Except as provided under Section 11.3 hereof, all Tax Returns with respect to the Transferred Business required to be filed by the Sellers (or their respective predecessors) on or before the Closing Date have been or shall be timely filed and all such Tax Returns were true, correct and complete in all material respects. All Taxes with respect to any of the Assets which are due or which may be claimed to be due (whether or not shown to be due on any Tax Return) have been or shall be paid or accrued in accordance with GAAP within the prescribed period or any extension thereof. There are no tax liens upon any of the Assets except for Liens for current Taxes not yet due and payable. Except as set forth in Schedule 4.1(t) and except as disclosed in the Financial Information, no Seller (or any of their respective predecessors) is a party to or has received any notice with respect to any proposed or pending action, suit proceedings, investigations, audits or claims by any Governmental Authority for assessment or collection of Taxes with respect to any of the Assets, or is party to any dispute or threatened dispute relating to Taxes with respect to any of the Assets in which action or dispute an adverse determination could have a Material Adverse Effect and no such claim for assessment or collection of Taxes with respect to any of the Assets has been made upon any Seller. No Seller is a "foreign person" within the meaning of section 1445 of the Code, and each Seller will furnish Buyer with an affidavit that satisfies the requirements of section 1445(b)(2) of the Code, in the form attached as Exhibit B.

          (u)    No Subsidiaries.    Except as provided on Schedule 4.1(u), no Seller directly or indirectly owns or controls any capital stock of or other interests or investments in any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, or other entity or governmental body nor does any Seller have any obligation or right to acquire any such interest or investment.

          (v)    Purchase Price Transfers.    After the Closing and upon any transfer of the Purchase Price following the Closing, no Company will (i) be insolvent; (ii) have unreasonably small capital with which to engage in their respective businesses; or (iii) have incurred or plan to incur debts beyond their respective ability to pay as they become absolute and matured.

          (w)    Prohibited Payments.    No Seller nor any of their respective officers, directors, employees, agents or Affiliates has unlawfully offered, paid, or agreed to pay to any Person, including any government official, or unlawfully solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose of or with the intent of obtaining or maintaining the business of any Seller or otherwise affecting the business, assets, financial condition or operations of any Seller.

          (x)    Affiliate Transactions.    Except for employment, consulting and management service agreements with respect to which Buyer will not assume any liabilities, Schedule 4.1(x) lists all contracts, arrangements or other transactions (i) relating to the Transferred Business between or among any Seller, on the one hand, and any Affiliate of any Seller, on the other hand, or (ii) which Buyer will assume or become liable with respect to and any Seller or any of their respective Affiliates will be a party to such contract, agreement, arrangement or transaction.

          (y)    Compensation of Management Employees.    Set forth on Schedule 4.1(y) is a true and complete listing of (1) the annual compensation, including bonuses, for each regional, territorial and training manager and any employee with annual compensation of $25,000 or more who is primarily involved in the Transferred Business (collectively, the "Management Employees") of each Seller for the past three years and (2) the proposed annual compensation, including bonuses, for the current fiscal year, including, without limitation, any "stay" or "retention" bonus payable to any such Management Employee in connection with the transactions contemplated hereby. Except as set forth in Schedule 4.1(y), the Sellers have not agreed to pay any of the employees primarily involved in the Transferred Business any "stay" or "retention" bonus in connection with the transactions contemplated hereby.

          (z)    Bankruptcy.    No Company has filed any voluntary petitions in bankruptcy or insolvency or any petitions for reorganization under any bankruptcy or similar law; no involuntary petition in bankruptcy has been filed against any Company; no receiver has been appointed for all or any part of the property of any Company; and no court has granted any Company relief in bankruptcy or insolvency or approved a petition seeking reorganization or approving a receiver, trustee or liquidator of all or any part of the property of any Company.

          (aa)    Stockholders.    Schedule 4.1(aa) sets forth a true and complete list of each Person that directly or indirectly owns an equity interest in any Seller and the type and amount of equity interest so owned.

          (bb)    Retained Franchise Ownership.    Schedule 4.1(bb) sets forth a true and complete list of each Person that owns an interest in any Retained Franchise.

          (cc)    Affiliates.    Schedule 4.1(cc) sets forth a true and complete list of each Person (other than individuals) who is an Affiliate of any Seller.

        4.2    Representations and Warranties of Buyer and WWI.    Each of Buyer and WWI jointly and severally represents and warrants to the Companies as follows:

          (a)    Due Organization; Good Standing and Power.    Each of Buyer and WWI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Buyer and WWI has all requisite corporate and other power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder.

          (b)    Authorization and Validity.    Each of Buyer and WWI has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and WWI of this Agreement and any other agreements contemplated hereby and the consummation by each of Buyer and WWI of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer or WWI of this Agreement and any other agreement contemplated hereby and the consummation by Buyer and WWI of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Buyer and WWI and constitutes a valid and legally binding obligation of each of Buyer and WWI, enforceable against each of Buyer and WWI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c)    Governmental Approvals; No Conflict.    Except as set forth on Schedule 4.2(c), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by each of Buyer and WWI and the consummation by each of Buyer and WWI of the transactions contemplated hereby and thereby (i) will not conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under any provision of any law, statute, ordinance, rule or regulation, court or administrative order, writ, judgment or decree of any court or any public governmental or regulatory body, agency or authority having jurisdiction over Buyer, WWI or their respective assets or properties, except for the requirements of the Antitrust Improvements Act and except for such conflicts or violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a material adverse effect on Buyer's or WWI's ability to perform its obligations hereunder, and (ii) will not (with or without the giving of notice or the lapse of time or both) (x) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or require any consent, approval or notice under, or result in the acceleration of the performance of the obligations of Buyer or WWI under, or give rise to any right of termination, purchase, amendment or any other right under, increase the liability of any party under or (y) result in the creation of any Lien upon all or any portion of the properties, assets or business of Buyer or WWI pursuant to, the charter, by-laws or any other organizational document of Buyer or WWI, or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which Buyer or WWI is a party or by which Buyer or WWI or any of their respective assets or properties is bound, except for, other than with respect to the charter, by-laws or other organizational documents of Buyer or WWI, such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Liens which would not, individually or in the aggregate, have a material adverse effect on Buyer's or WWI's ability to perform its obligations hereunder.

          (d)    Brokers' Fees.    Neither Buyer, WWI nor any of their respective officers, directors or employees, on behalf of Buyer or WWI, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        4.3    Survival of Representations.    The representations, warranties, covenants and agreements contained in this Agreement, other than those contained in Sections 4.1(e)(i), 4.1(t), 5.1, 5.11, 5.15 and 5.16, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect for the period of two (2) years, regardless of any investigations made by or on behalf of any Party, but subject to all express limitations and other provisions contained in this Agreement. The representation and warranty contained in Section 4.1(e)(i) shall survive the Closing without limitation. The representations and warranties contained in Section 4.1(t) shall survive the Closing, and shall remain in full force and effect until 60 days after the expiration of the applicable statute of limitations. The covenants contained in Sections 5.1, 5.11, 5.15 and 5.16 shall survive the closing for the periods specified therein. No investigation by or knowledge of any Party shall relieve any other Party hereto in any manner with respect to its obligations under the representations, warranties, covenants and agreements made by such other Party hereunder or in any agreement, certificate or other document delivered pursuant to this Agreement.

5.    Agreements.

        5.1    Access to Information.    Prior to Closing, Sellers agree, upon reasonable notice, to (a) give or cause to be given to Buyer and its Representatives and potential financing sources full and free access to the offices, employees, properties, assets, contracts, books, accountants, workpapers and records and all other documents and data relating to the Assets as Buyer may from time to time reasonably request; provided that such access shall not unreasonably interfere with the conduct of Sellers' business; and (b) furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Transferred Business and properties and assets (including the Assets) of Sellers, as Buyer may from time to time reasonably request. After Closing, Buyer agrees, upon reasonable notice, to provide Sellers with reasonable access to information contained in the files and records of Sellers transferred to Buyer at Closing to the extent necessary for Sellers to prepare tax returns and other government mandated filings and to prosecute, or defend against, any claims. After Closing, Seller agrees, upon reasonable notice, to provide WWI and Buyer with reasonable access to information contained in the files and records of Sellers relating to the Retained Business to the extent necessary for WWI or Buyer to prepare any audit or other accounting review or any government mandated filing or to prosecute, or defend against, any claims.

        5.2    Conduct of the Business.    Except solely with respect to the Excluded Assets, the Sellers agree that, except as required by this Agreement or otherwise consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending on the Closing Date, each Seller shall:

          (a)  operate the Business only in the ordinary course of business consistent with past practice including, without limitation, with respect to the maintenance of the level and timing of advertising, marketing and promotional programs and the purchase of inventory and, to the extent consistent with such operation, use its reasonable best efforts to preserve its present business organization intact, keep available the services of its present employees and preserve its goodwill and present business relationships, including its relationships with its members participating in its Classes;

          (b)  maintain their books, accounts and records relating to their business in the ordinary course of business consistent with past practice, and comply with and perform in all material respects all laws and contractual and other obligations applicable to them or their business;

          (c)  maintain in full force and effect adequate insurance with respect to the Assets and their employees covering risks customarily insured by similar businesses;

          (d)  not increase, reduce or otherwise modify membership fees, activity fees or rebates except as set forth in Schedule 5.2(d);

          (e)  not enter into any contract, agreement or other commitment or series of related contracts, agreements or commitments which is not terminable by the parties upon thirty (30) days' notice or less or which involves aggregate consideration in excess of $20,000 except as set forth in Schedule 5.2(e);

          (f)    not (i) sell, transfer, dispose of or abandon any of the Assets, other than in the ordinary course of business consistent with past practice, (ii) enter into, amend, change, waive or otherwise modify any contract, agreement, lease, license or other document, (iii) make any prepayment or other payment on or in respect of indebtedness unless required by the terms thereof on the date of this Agreement, or (iv) enter into or engage in any transaction with any Affiliate except as is required by an existing written agreement set forth or an existing oral agreement or arrangement summarized in Schedule 4.1(x);

          (g)  not (i) permit or allow any of its properties and assets (including the Assets) to become subject to any Liens, except for Permitted Liens, (ii) waive any claims or rights relating to the Assets, (iii) grant any increase in the compensation or benefits of its employees primarily involved in the Transferred Business (including any such increase pursuant to any deferred compensation, severance, bonus, retention, pension, profit-sharing or other plan or commitment), except in the ordinary course of business consistent with past practice, (iv) establish, enter into or adopt any employment agreement or collective bargaining agreement or other Employee Benefits Programs or any employee benefit plan, program or arrangement that would be an Employee Benefit Program if established as of the date hereof, or modify or terminate any Employee Benefits Programs, or (v) enter into any agreements giving rise to trade and barter obligations on the part of the Sellers;

          (h)  not authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents;

          (i)    not amend its charter, by-laws or other organizational documents;

          (j)    not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (k)  not make or agree to make any capital expenditures except as may be necessary to maintain and protect the Assets and which under GAAP are treated as capital expenditures;

          (l)    not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or transfer or modify any rights of material value, other than in the ordinary course of business consistent with past practice;

          (m)  not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (n)  (i) not change any financial reporting policy or accounting principle except as required by GAAP, and (ii) notify Buyer promptly, but in no event later than two (2) business days after, of any change to any financial reporting policy or accounting principle required by GAAP;

          (o)  not settle or compromise any litigation in any way that would affect the Transferred Business (whether or not commenced prior to the date of this Agreement);

          (p)  not write down the value of any Inventory or any other asset or sell or otherwise transfer any amount of its Inventory except in the ordinary course of business consistent with past practice;

          (q)  not enter into any transaction that may reasonably be expected to render any Seller insolvent; and

          (r)  not authorize any of, or commit or agree to take any of, the foregoing actions.

        5.3    Further Actions.    Subject to the terms and conditions hereof, the Sellers and Buyer agree to use their reasonable best efforts to promptly take, or cause to be promptly taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts (without commencement of litigation or the assumption of any material obligation): (i) to obtain at the earliest practicable date prior to the Closing Date (pursuant to instruments reasonably satisfactory to Buyer in form and substance) all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts, licenses or agreements with any Seller or its Affiliates as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; (iv) to assist Buyer in obtaining prior to the Closing Date all governmental licenses, permits, consents, approvals, authorizations, qualifications and orders as are necessary in order to enable Buyer to conduct the Transferred Business in the ordinary course as of and from the opening of business on the Closing Date and (v) upon request, to assist Buyer in obtaining prior to the Closing Date sufficient financing to fund the Purchase Price, including, without limitation, assisting in preparing materials for, providing access to materials and personnel and attending meetings with potential financing sources.

        5.4    Antitrust Improvements Act.    Sellers shall timely and promptly make all filings, which may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. Sellers shall furnish to Buyer and WWI such information and assistance as Buyer or WWI may reasonably request in connection with Buyer's preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Sellers shall provide Buyer and WWI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Sellers or their Representatives, on the one hand, and the FTC, the Antitrust Division and their staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer and WWI shall timely and promptly make all filings that may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. Buyer and WWI shall furnish to Sellers such information and assistance as Sellers may reasonably request in connection with Sellers' preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Buyer and WWI shall provide Sellers with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer, WWI or their respective Representatives, on the one hand, and the FTC, the Antitrust Division and their staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

        5.5    Notification.    The Companies shall notify Buyer and keep it advised of (i) any litigation or administrative proceeding pending or, to the best knowledge of the Companies, threatened against any Company which could, if adversely determined, have a Material Adverse Effect; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the financial condition, results of operations, assets or business of the Transferred Business. The Companies shall promptly notify Buyer in writing of the occurrence of any event that would result in the failure of a condition specified in Sections 6.1 or 6.2, and Buyer shall promptly notify the Companies in writing of the occurrence of any event that would result in the failure of a condition specified in Section 6.1 or 6.3.

        5.6    No Inconsistent Action.    Subject to Sections 8.1 and 8.2, the Parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. None of the Parties hereto shall take or omit to take any action that could result in any of their respective representations and warranties not being true and correct on the Closing Date.

        5.7    No Solicitation.    From and after the date of this Agreement, until the earlier of the Closing and June 7, 2003, the Companies shall not, and shall not permit any of their respective Affiliates or Representatives, to, directly or indirectly (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals or offers from any Person, other than Buyer (collectively, "Third Parties"), concerning any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or enter into any agreements or understandings (whether or not in writing) relating to, any of the foregoing with, or provide any information concerning any Company or the Assets to, any Third Parties other than in the ordinary course of business or other than as required by applicable law or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. As soon as is practicable after this Agreement has been executed, the Companies will use their reasonable best efforts to cause the destruction or return of all non-public, confidential or proprietary information concerning the Assets provided to potential purchasers of any Company or the Assets. The Companies will immediately notify the Buyer after the receipt, prior to the earlier of the Closing and the termination of this Agreement, by it or any of its Representatives of any inquiry, indication of interest, proposal or offer with respect to an Acquisition Proposal by any Third Party and promptly deliver to Buyer written documentation reflecting the material economic terms thereof. Each Seller agrees that it and its respective Representatives shall immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

        5.8    Franchise Agreements.    The Sellers hereby agree to pay WWI in accordance with the provisions of the Transferred Franchise Agreements all amounts, fees and payments accrued or owing under the Transferred Franchise Agreements ("Franchise Fees") as of the close of business on the business day prior to the Effective Date in the manner and time period specified in the Transferred Franchise Agreements.

        5.9    No Solicitation of Employees.    The Companies shall not, and shall cause their respective Affiliates not to, within a period of two years after the Closing Date, directly or indirectly, solicit or hire any Management Employee; provided that the foregoing shall not prohibit the Companies or any of their respective Affiliates from hiring any Management Employee whose employment has been terminated by the Buyer.

        5.10    Payment of Annual Compensation and Bonuses.    On or prior to the Closing Date, each Seller shall pay all annual compensation, including bonuses, payable to any Management Employee or any other employee of the Transferred Business. Each Seller shall also pay when due all "stay" or "retention" bonuses and any other bonuses payable to any Management Employee or any other employee of such Seller in connection with the transactions contemplated hereby when due.

        5.11    Covenant Not to Compete.    (a)     Except, so long as the applicable Company directly or indirectly owns such Retained Franchise, with respect to the Retained Franchises, each Company shall (i) not compete, directly or indirectly, with Buyer or any of its Affiliates in the Protected Business until ten (10) years after the Closing Date and (ii) not purchase or otherwise, directly or indirectly, invest in any Weight Watchers franchise. For purposes of this Section 5.11, the term "Protected Business" means the weight loss and weight control industry, including, without limitation, the provision of classes or other services for weight reduction or weight control and the sale of related products and publications.

        (b)  The Parties agree that the terms of the covenant contained in this Section 5.11 are fair and reasonable in light of Buyer's and WWI's plans for the Protected Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. If, as a result of a dispute between the Parties as to this covenant, a court refuses to enforce this covenant not to compete for any reason, the Parties shall request such court to reform this covenant (for purposes of application only in the jurisdiction in which such dispute arises) to the extent necessary to permit its enforcement.

        5.12    Employment Matters.    (a)     In the event that Buyer intends to engage the services of any employees of any Seller from and after the Closing, no later than two (2) business days prior to the Closing Buyer shall submit to the Sellers a list of such employees whom Buyer intends to offer employment; provided Buyer shall not have the right to hire (i) any of the Sellers' employees whose responsibilities since September 1, 2002 have related primarily to the Retained Franchises and (ii) any of the Sellers' employees listed on Schedule 5.12. Subject to this Section 5.12, Buyer shall have the right to solicit the employment of such employees under such wages, hours and working conditions as Buyer shall determine, from and after, and effective upon, the Closing. Each employee of any Seller who accepts the Buyer's offer of employment and commences employment following the Closing Date shall be a "Transferred Employee." Nothing contained in this Agreement, nevertheless, shall be interpreted or construed to impose upon any Seller any obligations for such wages, hours and working conditions, including, without limitation, vacation pay or other benefits, provided by Buyer from and after the Closing regardless of whether, for the purposes thereof, any such employees shall be credited with service prior to the Closing.

        (b)  For a period of one year following the Closing Date, (i) each Transferred Employee shall be entitled to a position and salary that is comparable to the position and salary that such Transferred Employee was entitled to from any Seller as of the date of this Agreement and (ii) the Transferred Employees shall be entitled to participate in employee benefit plans, programs and arrangements that are comparable, in the aggregate, to the employee benefit plans, programs and arrangements available to similarly situated employees of Buyer.

        (c)  Buyer shall credit each Transferred Employee, as of his or her commencement of employment with Buyer, with all service on record with any Seller as of the Closing Date under employee benefit plans of Buyer (other than Buyer's 401(k) Plan) in which such Transferred Employee participates to the same extent that such service was credited under the comparable plans or programs of the Sellers immediately prior to the Closing Date, including with respect to service for purposes of eligibility, vesting, and determination of benefits (but not benefit accrual under any defined benefit pension plan).

        5.13    Change of Name.    Within ten (10) business days after the Closing Date, each Seller that does not as of the Closing Date have an equity ownership interest in a Retained Franchise shall change its name and any "doing business as" names so that its name does not include a reference to "Weight Watchers," "WW," "Cuida Kilos" or any variation thereof.

        5.14    Additional Non-Competition Agreement.    The Sellers shall use their best efforts to, and shall cause their respective Affiliates to use their best efforts to, cause Sheri Slaim to enter into a Non-Competition Agreement substantially in the form of Exhibit C hereto at or prior to the Closing.

        5.15    Retained Business.    For a period of five (5) years following the Closing Date, WWG may not consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of any interest in any Retained Franchise to any Person unless (i) WWG is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than WWG) or into whom WWG is wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (WWG or such Person, as the case may be, being referred to for purposes of this Section 5.15 as the "Successor Company"); (ii) the Successor Company (if other than WWG) expressly grants a guarantee, in substantially the form attached as Exhibit D hereto, for the benefit of Buyer and WWI; and (iii) WWG shall have delivered an officer's certificate stating that such transaction, merger or transfer complies with the requirements of this Agreement.

        5.16    South Carolina Right of First Refusal.    (a)     Until April 16, 2007, if WWG East or any of its Affiliates receives a written notice (the "Rights Notice") from a stockholder ("S.C. Stockholder") of At Goal-South Carolina, Inc., a New Hampshire corporation ("At Goal-S.C." and, together with S.C. Stockholder, the "S.C. Transferors"), delivered pursuant to Section 8(f) of the Agreement of Purchase and Sale, dated April 16, 2001, by and among Weight Watchers of New Hampshire, Inc., WWG East and the other parties named therein (the "N.H. Agreement"), stating the bona fide intention of such S.C. Transferor to sell or transfer any capital stock or a substantial portion of the assets of At Goal-S.C., as the case may be, WWG East or its applicable Affiliate shall give written notice to Buyer with a copy of the Rights Notice attached thereto (the "S.C. Notice") within ten (10) days of its receipt of the Rights Notice. Buyer shall give written notice (the "Request Notice") to WWG East or its applicable Affiliate within fifteen (15) days of receipt of the S.C. Notice of its intention to require that WWG East or its applicable Affiliate exercise its right (the "Right of First Refusal") to purchase the capital stock or assets proposed to be transferred by the S.C. Transferor on the same terms and conditions of such sale set forth in the Rights Notice (the "S.C. Purchase"). Upon receipt of the Request Notice, WWG East or its applicable Affiliate will then exercise its Right of First Refusal by delivering to the S.C. Stockholder within five (5) days of receipt of the Request Notice a written election to exercise its Right of First Refusal in accordance with Section 8(f) of the N.H. Agreement.

        (b)  If Buyer delivers the Request Notice to WWG East or its applicable Affiliate, (1) Buyer shall purchase from WWG or its applicable Affiliate, and WWG or its applicable Affiliate shall sell to Buyer, such capital stock or assets acquired in the S.C. Purchase immediately after the completion of the S.C. Purchase on the same terms as the S.C. Purchase and (2) Buyer shall fully indemnify and hold harmless WWG East and its applicable Affiliates for and from any and all costs, claims and liabilities that may be incurred by WWG East or its applicable Affiliates in connection with its exercise of the Right of First Refusal or its consummation of the S.C. Purchase.

        (c)  Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective transactions contemplated by this Section 5.16, including, without limitation, the execution of a definitive agreement with respect to the purchases and sales contemplated hereby and providing information and using their reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings necessary to consummate the transactions.

        (d)  WWG East shall remain duly organized, validly existing and in good standing under the laws of Michigan and shall not liquidate, wind up or otherwise cease to exist as a limited liability company under the laws of Michigan.

        (e)  Notwithstanding any other provision of this Section 5.16, in the event that Buyer or any of its Affiliates shall offer to purchase the capital stock or assets of At Goal-S.C., WWG East or its applicable Affiliate hereby agrees not to exercise its Right of First Refusal in connection with such offer.

6.    Conditions Precedent.

        6.1    Conditions Precedent to Obligations of Parties.    The respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)    No Injunction, etc.    No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state Governmental Authority which restrains, enjoins or otherwise prohibits any of the transactions contemplated hereby shall be in effect.

          (b)    Antitrust Matters.    Any filings required to be made by WWI and Buyer and Sellers under the Antitrust Improvements Act shall have been made, and the specified waiting periods thereunder (and any extensions thereof) shall have expired or been terminated without the receipt of any objections from the appropriate governmental agency.

        6.2    Conditions Precedent to Obligations of Buyer and WWI.    The obligations of Buyer and WWI to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer and WWI) at or prior to the Closing Date of each of the following conditions:

          (a)    Accuracy of Representations and Warranties of the Companies.    All representations and warranties of the Companies contained herein or in any certificate, instrument or other document delivered to Buyer or WWI pursuant hereto that are qualified as to Material Adverse Effect shall be true and correct and the representations and warranties of the Companies contained herein or in any certificate, instrument or other document delivered to Buyer or WWI pursuant hereto that are not qualified as to Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the date of this Agreement and the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date.

          (b)    Performance of Obligations.    The Companies shall have performed and complied with all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

          (c)    Officer's Certificate.    Buyer and WWI shall have received a certificate, dated the Closing Date, of the President of each Company certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

          (d)    Absence of Certain Changes.    Since December 31, 2002, there shall not have been any material adverse change in the financial condition, results of operations, assets or business of the Transferred Business.

          (e)    Opinions.    Buyer and WWI shall have received (i) an opinion dated the Closing Date from Honigman Miller Schwartz and Cohn LLP, counsel to the Companies, in substantially the form attached as Exhibit E; (ii) an opinion dated the Closing Date from special New York counsel to the Companies, in substantially the form attached as Exhibit F; (iii) an opinion dated the Closing Date from special Pennsylvania counsel to WWG reasonably satisfactory to Buyer and WWI, in substantially the form attached as Exhibit G; and (iv) an opinion dated the Closing Date from special Mexico counsel to Cuida reasonably satisfactory to Buyer and WWI, in substantially the form attached as Exhibit H.

          (f)    Non-Competition Agreement.    Each stockholder of each Company (other than Sheri Slaim) shall have delivered an executed counterpart to the Non-Competition Agreement, substantially in the form of Exhibit C hereto.

          (g)    Transition Services Agreement.    Each Seller and Florine Mark shall have delivered an executed counterpart to the Transition Services Agreement, substantially in the form of Exhibit I hereto.

          (h)    Guarantees.    Buyer shall have received an executed Guarantee from the WW Group Canada, Inc., substantially in the form of Exhibit D hereto.

          (i)    No Litigation.    No litigation or proceeding shall have been commenced or threatened by any Person other than WWI or Buyer or any of their Affiliates for the purpose of enjoining or otherwise preventing the consummation of any of the transactions contemplated hereby or which could have a Material Adverse Effect.

          (j)    WWI's Bank Consent.    WWI shall have received the consent of WWI's bank group under its credit agreement to the consummation of the transactions contemplated in this Agreement.

          (k)    Funding.    Buyer shall have received sufficient financing to fund the Purchase Price on terms and conditions satisfactory to Buyer.

          (l)    Lien Search.    Buyer and WWI shall have received satisfactory results of Lien searches with respect to the Assets reflecting no Liens on the Assets, other than Liens that are released on or before the Closing Date.

          (m)    Consents, etc.    All licenses, permits, consents, approvals, authorizations and orders of Governmental Authorities and other third parties set forth on Schedule 6.2(m) shall have been obtained.

          (n)    Actions and Proceedings.    All corporate and limited liability company actions, proceedings, instruments and documents of the Companies required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to Robert W. Hollweg, General Counsel of Buyer and WWI, and Simpson Thacher & Bartlett, counsel for Buyer and WWI, and such counsel shall have been furnished with such certified copies of such corporate or limited liability company actions and proceedings and such other instruments and documents as it shall have reasonably requested, including, without limitation, incumbency certificates from the Secretary of each Company and certified copies of the resolutions of the Board of Directors of each corporate Seller and evidence of the stockholders or members of each Company authorizing and approving this Agreement and the transactions contemplated hereby.

          (o)    Closing Deliveries.    Sellers shall have delivered to Buyer and WWI all deliveries to be made to them pursuant to Section 2.3.

        6.3    Conditions Precedent to the Obligations of the Companies.    The obligations of the Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Companies) at or prior to the Closing Date of each of the following conditions:

          (a)    Accuracy of Representations and Warranties.    All representations and warranties of Buyer and WWI contained herein or in any certificate, instrument or other document delivered to the Companies pursuant hereto that are qualified as to Material Adverse Effect shall be true and correct and the representations and warranties of Buyer and WWI contained herein or in any certificate, instrument or other document delivered to the Companies pursuant hereto that are not qualified as to Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the date of this Agreement and the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date.

          (b)    Performance of Obligations.    Each of Buyer and WWI shall have performed and complied with all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c)    Officer's Certificate.    The Companies shall have received a certificate, dated the Closing Date, of the President or any Vice President of Buyer and the President or any Vice President of WWI certifying that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d)    Actions and Proceedings.    All corporate actions, proceedings, instruments and documents of Buyer and WWI required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to Honigman Miller Schwartz and Cohn LLP, counsel for the Companies, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as they shall have reasonably requested.

          (e)    Opinion.    The Companies shall have received (i) an opinion dated the Closing Date from Robert W. Hollweg, General Counsel of Buyer and WWI, in substantially the form attached as Exhibit J; (ii) an opinion dated the Closing Date from Simpson Thacher & Bartlett, counsel to Buyer and WWI, in substantially the form attached as Exhibit K; and (iii) an opinion dated the Closing Date from Hunton & Williams, special Virginia counsel to WWI, in substantially the form attached as Exhibit L.

          (f)    Closing Deliveries.    Buyer shall have delivered to Sellers all deliveries to be made pursuant to Section 2.5.

          (g)    No Litigation.    No litigation or proceeding shall have been commenced or threatened by any Person other than the Companies or any of their respective Affiliates for the purpose of enjoining or otherwise preventing the consummation of any of the transactions contemplated hereby.

7.    Employees and Employee Benefits.

        7.1    Offer of Employment.    Buyer shall not be required to offer employment to any employee employed by Sellers. Sellers shall indemnify and hold harmless Buyer against any loss as a result of any claim by any employees of any Seller (or, following the Closing Date, employees of Buyer) or any one or more of them on account of such terms of wages, hours, working conditions or other compensation or benefits, including but not limited to vacation benefits and severance, under which such employees have been employed by Sellers or any claim with respect to any pre-Closing period for notification or otherwise under the Worker Adjustment and Retraining Notification Act.

8.    Termination.

        8.1    Termination of Agreement.    This Agreement may be terminated and the transactions contemplated herein abandoned (a) by mutual written consent of Buyer, WWI and the Companies, (b) by Buyer and WWI, if there has been a material breach of the Companies' covenants and agreements hereunder or if the conditions contained in Section 6.2 cannot be fulfilled on or before May 5, 2003, (c) by the Companies, if there has been a material breach of Buyer's or WWI's covenants and agreements hereunder or if the conditions contained in Section 6.3 cannot be fulfilled on or before May 5, 2003, (d) by any Party by notice to the other Parties in the event that the Closing Date shall not have occurred on or before May 5, 2003; provided, however, that if the Closing shall not have occurred, on or before May 5, 2003 due to the act or failure of one of the Parties, that Party may not, and if such Party is one of the Companies, none of the Companies may, and if such Party is Buyer or WWI, neither of Buyer nor WWI may, terminate this Agreement, or (e) by any Party upon the occurrence of any of the adverse events described in Section 6.1(a) which has become a nonappealable final order, decree or judgment.

        8.2    No Liabilities in Event of Termination.    In the event of any termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no further force and effect, and no Party hereto shall have any liability to the other Parties or their respective Affiliates, directors, officers or employees, except for the obligations set forth in Sections 5.7, 11.1, 11.2, 11.3, 11.4, 11.5, 11.9, 11.11 and 11.16 and this Section 8.2 hereof, which shall survive such termination; provided nothing in this Section 8.2 shall relieve any Party from any liability for any breach of such Party's covenants or agreements contained in this Agreement prior to such termination or, to the extent of reimbursement of the other Party's expenses, for any breach of such Party's representations and warranties under this Agreement.

9.    Indemnification.

        9.1    Indemnity by the Companies.    Subject to the qualifications and limitations in this Section 9, if the Closing is consummated, the Sellers jointly and severally agree to indemnify, defend and hold Buyer, WWI and their respective Affiliates harmless against and in respect of, and Cuida agrees to indemnify, defend and hold Buyers, WWI and their respective Affiliates harmless against and in respect of the following to the extent they arise out of breaches of representations, warranties and covenants of Cuida, (i) all obligations and liabilities of the Companies or any of their respective Affiliates, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to the Assumption Agreements; (ii) any claim, cost, loss, liability, charge, action, suit, proceeding, deficiency, damage and expense, interest, award, judgment and penalty (including, without limitation, reasonable legal costs and expenses) (collectively, "Losses") imposed on, incurred, sustained or suffered by Buyer, WWI or any of their respective Affiliates arising out of or as a result of (A) any misrepresentation or breach of warranty by any Company or (B) a breach by any Company of any covenant or other agreement contained herein; (iii) liabilities for Taxes related to or arising at any time out of the operation of the business of Sellers and their respective Affiliates prior to the opening of business on the Effective Date; (iv) any claim, cost, loss, liability or damage incurred or sustained by Buyer, WWI or any of their respective Affiliates as a result of the operation of the business of Sellers and their respective Affiliates prior to the opening of business on the Effective Date and (v) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Buyer, WWI or any of their respective Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.1.

        9.2    Buyer and WWI Indemnity.    Subject to the qualifications and limitations of this Section 9, if the Closing is consummated, Buyer and WWI jointly and severally agree to indemnify, defend and hold the Companies and their respective Affiliates harmless against and in respect of (i) all obligations and liabilities of Sellers or any of their respective Affiliates, whether accrued, absolute, fixed, contingent or otherwise, expressly assumed by Buyer pursuant to the Assumption Agreements; (ii) any Losses imposed on, incurred, sustained or suffered by the Companies or any of their respective Affiliates arising out of or as a result of (A) any misrepresentation or breach of warranty by Buyer or WWI, or (B) a breach by Buyer or WWI of any covenant or other agreement contained herein, (iii) liabilities for sales, use, income and other taxes arising at any time out of the operation of the business of Buyer and its Affiliates following the opening of business on the Effective Date; (iv) any claim, costs, loss, liability or damage incurred or sustained by Sellers or their respective Affiliates as a result of the operation of the business of Buyer and its Affiliates following the opening of business on the Effective Date; and (v) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Companies or their respective Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.2.

        9.3    Procedures for Indemnification.    (a)     For the purposes of this Section 9.3, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 9.1 or 9.2, as the case may be; and the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions.

        (b)  An Indemnitee shall give prompt written notice (a "Notice of Claim") to the Indemnitor (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent the Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known.

        (c)  The obligations and liabilities of an Indemnitor under this Article 9 with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article 9 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that Indemnitor shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within twenty (20) days of the Indemnitor's receipt of the Notice of Claim. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor, and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim; provided, however, that if the defendants in any Action shall include both the Indemnitee and the Indemnitor and such Indemnitee shall have reasonably concluded in good faith that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemnitor; provided, further, that such Indemnitor shall not, in connection with any one such action or separate but substantially similar or related actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Notwithstanding the foregoing, the Indemnitee, during the period the Indemnitor is determining whether to elect to assume the defense of a matter covered by this Section 9.3, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnitee's rights to defense and indemnification pursuant to this Agreement. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such Third Party Action. Except for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim may be settled or judgment entered by consent by the Indemnitor without the written consent of the Indemnitee, or by the Indemnitee without the written consent of the Indemnitor which consent shall not be unreasonably withheld or delayed; provided that the Indemnitee shall not be required to consent to any settlement or judgment which (i) does not include as a term thereof the delivery by the claimant or plaintiff to the Indemnitee of a duly executed written unconditional release of the Indemnitee and its Affiliates from all liability in respect of such claim or (ii) involves the imposition of equitable remedies, the imposition of any material obligations on or the waiver or compromise of any material rights of such Indemnitee or its Affiliates.

        9.4    Additional Agreements.    (a)     The indemnities provided in this Article 9 shall survive the Closing, except that: (i) the Companies shall not be liable for any indemnification claim hereunder unless notice of such claim shall have been delivered in accordance with this Article 9 at any time on or before the two (2) year anniversary of the Closing Date, except (1) with respect to (A) a misrepresentation or a breach of any warranty contained in Section 4.1(e)(i), (B) a liability of any Company which is not an Assumed Liability or (C) with respect to any indemnification claims arising under Sections 5.1, 5.11, 5.15 and 5.16, unless notice of such claim shall have been delivered in accordance with this Article 9 at any time on or after this Closing Date, and (2) with respect to a misrepresentation or a breach of any warranty contained in Section 4.1(t), unless notice of such claim shall have been delivered in accordance with this Article 9 on or before the 60th day after the expiration of the longest statute of limitations applicable to claims against Sellers by any relevant taxing authority; and (ii) Buyer shall not be liable for any indemnification claim hereunder unless notice of such claim shall have been delivered in accordance with this Article 9 at any time on or before the two (2) year anniversary of the Closing Date, except with respect to an Assumed Liability, unless notice of such claims with respect to such Assumed Liability shall have been delivered in accordance with this Article 9 at any time after the Closing Date.

        (b)  The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

        (c)  Any Party receiving notice of any claim by any taxing authority that such Party owes or may in the future owe Taxes shall, if the claim to which such notice relates could, if resolved against such Party, reasonably be expected to have adverse consequences for other Parties to this Agreement, notify all other Parties of such notice; provided, however, that any failure to give such notice shall not operate as a waiver of any rights to indemnity provided in this Article 9 except as provided in Section 9.3(b). Any Party may, at its own expense, be entitled to participate as an observer in the proceedings with respect to any such claim.

        9.5    Limits on Indemnification.    Notwithstanding the provisions of Section 9.1(ii)(A) or 9.1(iv), the Companies shall have no obligation to indemnify Buyer or WWI or any of their respective Affiliates pursuant to Section 9.1(ii)(A) or pursuant to Section 9.1(iv) (to the extent the claim arising under Section 9.1(iv) is based on facts and circumstances which result in a misrepresentation or breach of warranty covered under Section 9.1(ii)(A)), except to the extent that the indemnification obligations thereunder shall exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Basket Amount") in the aggregate; provided, if the indemnification obligations of the Companies pursuant to Section 9.1(ii)(A) and Section 9.1(iv) (to the extent the claim arising under Section 9.1(iv) is based on facts and circumstances which result in a misrepresentation or breach of warranty covered under Section 9.1(ii)(A)) exceed the Basket Amount, Buyer, WWI and their respective Affiliates shall be entitled to receive indemnification with respect to the entire amount of such Losses, subject to the provisions of the next sentence. Furthermore, the aggregate indemnification obligations of the Companies pursuant to Section 9.1(ii)(A) or pursuant to Section 9.1(iv) (to the extent the claim arising under Section 9.1(iv) is based on facts and circumstances which result in a misrepresentation or breach of warranty covered under Section 9.1(ii)(A)), shall not exceed Fifty Million Dollars ($50,000,000); provided, however, that any indemnification claim by Buyer with respect to a misrepresentation or breach of any representation or warranty by Sellers contained in Section 4.1(e)(i) or 4.1(t) shall not be subject to the limitation of Fifty Million Dollars ($50,000,000) set forth in this Section 9.5. Buyer and WWI shall have no obligation to indemnify the Companies or any of their respective Affiliates pursuant to Section 9.2(ii)(A) except to the extent that the indemnification obligations thereunder shall exceed the Basket Amount in the aggregate; provided, if Buyer's or WWI's indemnification obligations pursuant to Section 9.2(ii)(A) exceed the Basket Amount, the Companies and their respective Affiliates shall be entitled to receive indemnification with respect to the entire amount of such Losses, subject to the provisions of the next sentence. Furthermore, the aggregate indemnification obligations of Buyer and WWI pursuant to Section 9.2(ii)(A) shall not exceed Fifty Million Dollars ($50,000,000).

        9.6    Other Limitations on Indemnification.    No Party shall have any liability to any other Person under this Article 9 for any claim for indemnification to the extent that such claim relates to a liability or matter with respect to which the Indemnitee has received recovery from another Person other than the Indemnitor (to the extent of such recovery). Notwithstanding the foregoing, if any Indemnitor makes any payment pursuant to this Article 9, such Indemnitor shall be subrogated, to the extent of such payment and to the extent permitted by law, to any rights and remedies of the Indemnitee to recoup such amounts paid from third parties with respect to the matters giving rise to indemnification hereunder.

        9.7    Remedies Exclusive.    Except (a) in the case of fraudulent misrepresentation, (b) claims under Section 8.2 and Section 11.7 and (c) for the remedies of specific performance and injunctive relief, the remedies provided in this Section 9 shall be the exclusive remedies as to any claim by any Person under this Agreement and shall preclude assertion by any Person of any other right or the seeking of any other remedy against another Party with respect to the transactions provided under this Agreement or any other instrument delivered hereunder (other than the Transition Services Agreement); provided, however, that nothing in this Section 9.7 shall limit the rights or remedies expressly provided for in this Agreement or any other instrument delivered hereunder or the rights or remedies which, as a matter of applicable law or public policy, cannot be limited or waived.

10.    Option with Respect to Mexico Franchise.

        10.1    Option.

        (a)  Buyer or any of its Affiliates designated in writing by Buyer shall have the right and option (the "Purchase Option"), exercisable by written notice (the "Option Notice") to the Companies at any time after the date hereof and on or before August 31, 2003 (the "Option Exercise Period") stating that Buyer (or its designated Affiliate) intends to exercise its right pursuant to this Section 10.1(a), to purchase from Cuida, and to cause Cuida to sell to Buyer (or its designated Affiliate), for Eight Hundred Thousand Dollars ($800,000) all of the assets of Cuida, including, without limitation, the franchise area numbered 302 (the territory specified therein is referred to herein as the "Mexico Territory") granted pursuant to the Franchise Agreement between WWI and Cuida under which Cuida owns and operates the business of conducting Classes in the Mexico Territory (the "Mexico Franchise"), pursuant to a definitive purchase agreement to be mutually agreed upon by Cuida and WWNA, which shall contain substantially the same terms and conditions as this Agreement, but with such modifications and amendments necessary to comply with the laws of Mexico or to reflect the facts and circumstances regarding the financial condition, results of operations, assets, properties or business of Cuida. Upon receipt of the Option Notice, Cuida agrees to sell the assets of Cuida to WWNA or its designated Affiliate in accordance with the provisions of this Article 10.

        (b)  The Option Notice shall also specify the Option Date. Buyer (or its designated Affiliate) shall fix the date (the "Option Date") for the exercise of the Purchase Option no earlier than five (5) days but not more than twenty (20) business days after the Option Notice is deemed to be delivered. The Option Notice shall be deemed to have been delivered (A) five business days after being mailed by registered mail (return receipt requested and postage prepaid) to the recipients or (B) one business day after being sent by overnight courier (receipt confirmation requested). If Buyer fails to deliver an Option Notice during the Option Exercise Period, Buyer shall have forfeited the Purchase Option.

        10.2    No Transfers.    Until such date, if any, that Buyer shall forfeit the Purchase Option, Cuida agrees that neither it nor any of its Affiliates will, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter in any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, or reduction in its risk with respect to, assets of Cuida (including, without limitation, the Mexico Franchise) except (i) to Buyer or its designated Affiliate or (ii) in the ordinary course of business consistent with past practice.

        10.3    Cooperation; Further Assurances.    Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Article 10, including, without limitation, the execution of a definitive agreement with respect to the purchase and sale contemplated hereby, an amendment if necessary, to this Agreement and providing information and using their reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings necessary to consummate the transaction.

11.    Miscellaneous.

        11.1    Public Announcements.    Except as otherwise provided herein, no Party shall make, and shall direct their Representatives not to make, any public announcements relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto. If WWI or Buyer is required by law or stock exchange requirement to make any such disclosure, it will first provide to the Companies and, if the Companies are required by law to make any such disclosure, the Companies will first provide to WWI and Buyer the contents of the proposed disclosure, the reasons that such disclosure is required by law or stock exchange requirement and the time and place that the disclosure will be made. Notwithstanding the foregoing, WWI may publicly announce the execution of this Agreement and/or the completion of the transactions contemplated hereby and make such other public disclosures as it deems appropriate in accordance with its obligations as a public company, provided that WWI shall provide the Companies with the contents of any such press release prior to its public release.

        11.2    Expenses.    Unless otherwise specified in this Agreement, whether or not the transactions contemplated by this Agreement are completed, each of the Parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' and accountants' fees. The foregoing shall not affect the legal right, if any, that any Party hereto may have to recover expenses from any other Party that breaches its obligations hereunder.

        11.3    Transfer Taxes and Recording Expenses.    Sellers shall assume and pay and shall indemnify Buyer and its Affiliates against all sales, motor vehicle or transfer taxes and recording expenses, if any, required to be paid in connection with the transfer of the Assets (including any interest charge or penalty with respect thereto). The Parties shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation.

        11.4    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or telecopied or mailed, first class mail, postage prepaid, return receipt requested, as follows:

  (a)    If to the Companies:

  The WW Group, Inc.
  28555 Orchard Lake Road
  Farmington Hills, Michigan 48334-2974
  Telephone No. (248) 553-8555
  Telecopy No. (248) 479-0686
  Attention: Florine Mark and Hannan Lis

  with a copy to:

  Honigman Miller Schwartz and Cohn LLP
  2290 First National Building
  660 Woodward Avenue
  Detroit, Michigan 48226-3583
  Telephone No. (313) 465-7000
  Telecopy No. (313) 465-8000
  Attention: David K. Page and Norman H. Beitner

  (b)    If to WWI or Buyer:

  Weight Watchers International, Inc.
  175 Crossways Park West
  Woodbury, New York 11797-2055
  Telephone No. (516) 390-1754
  Telecopy No. (516) 390-1795
  Attention: Robert W. Hollweg

  with a copy to:

  The Invus Group, Ltd.
  135 East 57th Street
  New York, New York 10022
  Telephone No.: (212) 371-1717
  Telecopy No.: (212) 371-1829
  Attention: Raymond Debbane

  with a copy to:

  Simpson Thacher & Bartlett
  425 Lexington Avenue
  New York, New York 10017
  Telephone No. (212) 455-2000

  Telecopy No. (212) 455-2502
  Attention: Robert Spatt, Esq.

        or to such other address or to the attention of such other person as any Party shall have specified by notice in writing to the other Parties. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof.

        11.5    Entire Agreement.    This Agreement (including the Exhibits and Schedules hereto) and the agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof, including without limitation, the Confidentiality Agreement, dated January 24, 2003 (the "Confidentiality Agreement"), between WWG and WWI and the letter agreement, dated March 7, 2003 (the "Letter of Intent"), between Sellers and WWI; provided nothing in this Section 11.5 shall relieve any party from any liability for any breach of such party's covenants or agreements contained in the Confidentiality Agreement or the Letter of Intent. In furtherance of the foregoing, each Party acknowledges that it has made its decision to enter into this Agreement and to consummate the transactions provided for herein without relying upon any express or implied representations, warranties, commitments or undertakings of any other Party, or such other Party's Representatives or Affiliates, except as expressly set forth in this Agreement and in the other agreements to be executed and delivered hereunder.

        11.6    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

        11.7    Bulk Sales Law.    The Parties agree to waive compliance with the provisions of the bulk sales law of any jurisdiction. Sellers agree to indemnify and hold harmless Buyer from and against any and all liabilities that may be asserted by third parties against Buyer as a result of such noncompliance.

        11.8    Assignability.    This Agreement shall not be assignable, in whole or in part, by any Party hereto without the prior written consent of the other Parties hereto; provided that without the consent of the Companies Buyer may assign any or all its rights, interests and obligations hereunder to any of its Affiliates and to a lender in connection with the financing of all or any portion of the Purchase Price.

        11.9    No Third Party Beneficiaries.    Nothing herein expressed or implied shall confer upon any of the employees of the Companies, Buyer, WWI or any of their respective Affiliates, any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind under or by reason of this Agreement. Except as provided in Article 9, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        11.10    Amendment; Waiver.    This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        11.11    Confidentiality.    (a)     Except as and to the extent required by law or otherwise permitted pursuant to the Franchise Agreements or this Agreement, Buyer and WWI agree not to disclose or use, and will direct their Representatives not to disclose or use, at any time prior to or after the Closing Date, any Confidential Information with respect to the Companies furnished or to be furnished by the Companies or any of their respective Representatives to Buyer, WWI or their Representatives at any time or in any manner other than in connection with the evaluation and consummation by Buyer of the transactions contemplated pursuant to this Agreement or as otherwise permitted by the Franchise Agreements relating to the Retained Territories; provided that, after consummation of the Closing, any such Confidential Information to the extent relating to the Assets or the Transferred Business may be disclosed or used by Buyer, WWI and their respective Representatives for any purpose. For the purposes hereof, "Confidential Information" means any proprietary information about the Companies unless such data or information (a) is already known to Buyer or WWI or their Representatives or to others not bound by any duty of confidentiality or such information is publicly available through no fault of Buyer, WWI or their Representatives, (b) becomes available to Buyer or WWI or their Representatives from a source other than the Companies or their Representatives, provided that such source is not known by Buyer, WWI or their Representatives, as the case may be, to be bound by a confidentiality agreement with or other contractual or legal obligation of secrecy to the Companies or another party, (c) is independently developed by Buyer or WWI, or on their behalf, (d) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated pursuant to this Agreement or (e) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

        (b)  Except as and to the extent required by law, the Companies agree not to disclose or use, and will direct its Representatives not to disclose or use, at any time on or after the Closing Date any confidential information with respect to the Assets or any other aspect of the Transferred Business. For the purposes hereof, "confidential information" shall not include any data or information (a) publicly available through no fault of the Companies or their Representatives, or (b) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or required by law.

        (c)  In the event that any Party or any of its Representatives is required in connection with any legal proceeding or by applicable law or regulation or legal process to disclose any confidential information, such Party or its Representative shall give prompt notice to the other Party, to the extent possible, of such request so that it may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the disclosing Party will, at the other Party's expense, use its reasonable best efforts to cooperate with the other Party to obtain such protective order. If such protective order or other remedy is not obtained or the other Party waives compliance with the relevant provisions of this Agreement, such Party will furnish only that portion of the confidential information, which is legally required, in the opinion of its counsel, to be disclosed. If in the absence of a protective order such disclosing Party is nonetheless compelled to disclose confidential information, such disclosing Party or its Representative may disclose such information without liability under this Agreement if the disclosing Party or its Representative gives the other Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon such Party's request, at the other Party's expense, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

        (d)  Notwithstanding anything herein to the contrary, any Party to the Agreement (and any Representative of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

        11.12    Schedules.    Any item disclosed in the Schedules attached hereto, under any specific Schedule number hereof, shall be deemed to have been disclosed only for purposes of such Schedule. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such fact or item is material.

        11.13    Section Headings; Table of Contents.    The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        11.14    Severability.    If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

        11.15    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        11.16    APPLICABLE LAW; JURISDICTION; VENUE.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS CONTEMPLATED HEREBY ("PROCEEDINGS"), EACH PARTY IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY; AND (II) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. PROCESS IN ANY PROCEEDING REFERRED TO IN THIS SECTION 11.16 MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

        11.17    Further Assurances.    Each of the Parties hereto agrees that, from and after the Closing, upon the reasonable request of any other Party hereto and without further consideration, such Party will promptly execute, acknowledge and deliver to such other Party such documents and further assurances and will take such other actions (without cost to such Party) as such other Party may reasonably request in order to carry out the purpose and intention of this Agreement.

        11.18    Other Franchise Agreements.    Except as otherwise provided in Section 3.5, no provision of this Agreement shall amend or waive any provision of any franchise agreement relating to the Weight Watchers business between WWI, on the one hand, and the Companies or any of their respective Affiliates, on the other hand, including, without limitation, WWI's right of first refusal, if any, with respect to any such franchise.

        11.19    Time of Essence.    Time shall be of the essence with respect to the transactions contemplated by this Agreement.

        IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.
By:	/S/ LINDA HUETT Name: Linda Huett Title: President and Chief Executive Officer
WEIGHT WATCHERS NORTH AMERICA, INC.
By:	/S/ LINDA HUETT Name: Linda Huett Title: President and Chief Executive Officer
THE WW GROUP, INC.
By:	/S/ FLORINE MARK Name: Florine Mark Title: President
THE WW GROUP EAST L.L.C.
By:	/S/ FLORINE MARK Name: Florine Mark Title: President
THE WW GROUP WEST L.L.C.
By:	/S/ FLORINE MARK Name: Florine Mark Title: President
CUIDA KILOS, S.A. de C.V.
By:	/S/ FLORINE MARK Name: Florine Mark Title: Director

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